Exhibit 10.20

STANDARD OFFICE LEASE

BY AND BETWEEN

BRE WA OFFICE OWNER LLC,

a Delaware limited liability company,

AS LANDLORD,

AND

LYELL IMMUNOPHARMA, INC.,

a Delaware corporation,

AS TENANT

Canyon Park East, Building E

i

TABLE OF CONTENTS (cont.)

LIST OF EXHIBITS

Exhibit “A”	Premises
Exhibit “A-1”	Legal Description of Real Property
Exhibit “B”	Rules and Regulations
Exhibit “C”	Notice of Term Dates and Tenant’s Proportionate Share
Exhibit “D”	Tenant Work Letter
Exhibit “E”	Parking Stalls

INDEX

Page(s)
Abated Rent Amount	2
Additional Rent	2
Affiliate	16
Affiliated Assignee	16
Alterations	8
Approved Working Drawings	Exhibit D
Architect	Exhibit D
Base, Shell and Core	Exhibit D
Basic Rental	1
Brokers	1
Building C Lease	28
Building C Premises	28
Claims	12
Code	Exhibit D
Commencement Date	1
Construction Drawings	Exhibit D
Contractor	Exhibit D
Control	16
Development	1
Direct Costs	3
Dispute Notice	5
Engineers	Exhibit D
Equipment Notice	11
Estimate	4
Estimate Statement	4
Event of Default	18
Exit Survey	24
Expiration Date	1
Final Retention	Exhibit D
Force Majeure	22
Generator/Utility Plant	9
Hazardous Material	23
Hazardous Materials Documents	23
Improvement Allowance	Exhibit D
Improvement Allowance Items	Exhibit D
Improvements	Exhibit D
Initial Installment of Basic Rental	1
Interest Notice	28
Lab Space	24
Landlord	1
Landlord Default	20
Landlord Parties	12
Laws	23
Lease	1
Letter of Credit	1
Market Rent	28
Minor Alterations	8
Operating Costs	3
Option Rent	28
Option Rent Notice	28
Option Term	28
Options	28
Original Tenant	28
Outside Agreement Date	29
Parking Passes	1
Permits	Exhibit D
Permitted Use	1
Premises	1
Preventative Maintenance Records	8
Project	1
Real Property	1

Page(s)
Rent	3
Rental Tax	3
Repair Opinion	16
Review Notice	5
Review Period	5
Rules and Regulations	25
Service Contracts	8
Signage	29
Signage Specifications	29
SNDA	17
Space Plan	Exhibit D
Specialized Systems	8
Square Footage of Premises	1
Statement.	4
Tax Costs	3
Tenant	1
Tenant Equipment	11
Tenant Improvements	7
Tenant’s Acceptance	28
Tenant’s Agents	Exhibit D
Tenant’s Proportionate Share	1
Term	1
Transfer	15
Transfer Premium	15
Transferee	15
Working Drawings	Exhibit D

STANDARD OFFICE LEASE

This Standard Office Lease (“Lease”) is made and entered into as of August 28, 2019, by and between BRE WA OFFICE OWNER LLC, a Delaware limited liability company (“Landlord”), and LYELL IMMUNOPHARMA, INC., a Delaware corporation (“Tenant”).

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises as designated on the floor plan attached hereto and incorporated herein as Exhibit “A” (“Premises”), of the project (“Project”) known as Building E and the surrounding exterior area, whose address is 2525 223rd Street SE, Bothell, Washington 98021, and located upon the real property (“Real Property”) described on Exhibit “A-1”. The Project is part of a multi-building development known as Canyon Park East (the “Development”). This Lease shall be for the Term and upon the terms and conditions hereinafter set forth, and Landlord and Tenant hereby agree as follows:

ARTICLE 1

BASIC LEASE PROVISIONS

A.	Term:	124 full calendar months.

	Commencement Date:	February 1, 2020.

	Expiration Date:	May 31, 2030.

B.	Square Footage of Premises:	27,800 rentable square feet.

C.	Basic Rental:

Months	Annual Basic Rental	Monthly Basic Rental	Annual Basic Rental Per Rentable Square Foot
1 - 16	$486,500.00	$40,541.67	$17.50	*
17 - 28	$501,095.00	$41,757.92	$18.03
29 - 40	$516,127.85	$43,010.65	$18.57
41 - 52	$531,611.68	$44,300.97	$19.12
53 - 64	$547,560.03	$45,630.00	$19.70
65 - 76	$563,986.83	$46,968.90	$20.29
77 - 88	$580,906.43	$48,408.87	$20.90
89 - 100	$598,333.62	$49,861.13	$21.52
101 - 112	$616,283.62	$51,356.97	$22.17
113 - 124	$634,772.12	$52,897.67	$22.83

*	Subject to abatement as provided in Section 3(a) below.

D.	Tenant’s Proportionate Share:	100%

E.	Security Deposit:	$385,145.86, which is subject to reduction in accordance with Article 4 below.

F.	Permitted Use:	General office use and, to the extent permitted by law, biotech manufacturing, scientific laboratory, and warehouse use.

G.	Brokers:	Broderick Group (for Landlord) and Flinn Ferguson Cresa (for Tenant).

H.	Parking;	Tenant shall be entitled to use the parking stalls outlined on Exhibit “E,” upon the terms and conditions provided in Article 23 hereof.

I.	Initial Installment of Basic Rental:	The fifth (5th) full calendar month’s Basic Rental in the amount of $40,541.67 shall be due and payable by Tenant to Landlord upon Tenant’s execution of this Lease.

ARTICLE 2

TERM/PREMISES

The Term of this Lease shall commence on the Commencement Date as set forth in Article 1.A. of the Basic Lease Provisions and shall end on the Expiration Date set forth in Article 1.A. of the Basic Lease Provisions. Landlord shall deliver possession of the Premises to Tenant for Tenant’s construction of Improvements therein in accordance with the Tenant Work Letter attached hereto as Exhibit “D” upon full execution and delivery of this Lease. Landlord and Tenant hereby stipulate that the Premises contains the number of square feet specified in Article 1.B. of the Basic Lease Provisions, except that the rentable and usable square feet of the Premises and the Project are subject to verification from time to time by Landlord’s architect/space planner. In the event that Landlord’s architect/space planner determines that the amounts thereof shall be different from those set forth in this Lease, all amounts, percentages and figures appearing or referred to in this Lease based upon such incorrect amount (including, without limitation, the amount of the Basic Rental, Tenant’s Proportionate Share and the Improvement Allowance) shall be modified in accordance with such determination. If such determination is made, it will be confirmed in writing by Landlord to Tenant. Landlord may deliver to Tenant a Commencement Letter in a form substantially similar to that attached hereto as Exhibit “C”, which Tenant shall execute and return to Landlord within thirty (30) days of receipt thereof. Failure of Tenant to timely execute and deliver the Commencement Letter shall constitute acknowledgment by Tenant that the statements included in such notice are true and correct, without exception.

ARTICLE 3

RENTAL

(a)    Basic Rental. Tenant agrees to pay to Landlord during the Term hereof, at Landlord’s office or to such other person or at such other place as directed from time to time by written notice to Tenant from Landlord, the monthly and annual sums as set forth in Article 1.C. of the Basic Lease Provisions, payable in advance on the first (1st) day of each calendar month, without demand, setoff or deduction, and in the event this Lease commences or the date of expiration of this Lease occurs other than on the first (1st) day or last day of a calendar month, the rent for such month shall be prorated. Notwithstanding anything to the contrary contained herein and provided that Tenant is not in default of this Lease, Landlord hereby agrees to abate Tenant’s obligation to pay monthly Basic Rental for the first four (4) full calendar months of the initial Lease Term. During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under this Lease. In the event of a default by Tenant under the terms of this Lease that results in early termination pursuant to the provisions of Section 20(a) of this Lease, then as a part of the recovery set forth in Article 20 of this Lease, Landlord shall be entitled to the recovery of the monthly Basic Rental that was abated under the provisions of this Section 3(a). The amount of Basic Rental to be abated pursuant to this Section 3(a) above may be referred herein as “Abated Rent Amount.” Notwithstanding the foregoing or anything to contrary contained herein, upon written notice to Tenant, Landlord shall have the option to purchase all or any portion of Tenant’s Abated Rent Amount by paying such amount to Tenant, in which case the amount so paid to Tenant shall nullify an equivalent amount of abatement of Tenant’s Basic Rental as to the period so designated by Landlord in Landlord’s written notice to Tenant. In addition, notwithstanding the foregoing, the fifth (5th) full month’s Basic Rental shall be paid to Landlord in accordance with Article 1.I. of the Basic Lease Provisions and, if the Commencement Date is not the first day of a month, Basic Rental and Rental Tax for the partial month commencing as of the Commencement Date shall be prorated based upon the actual number of days in such month and shall be due and payable upon the Commencement Date.

(b)    Direct Costs. Tenant shall pay an additional sum for each calendar year equal to the product of the percentage set forth in Article 1.D. of the Basic Lease Provisions multiplied by the amount of “Direct Costs” for such year. In the event this Lease shall terminate on any date other than the last day of a calendar year, the additional sum payable hereunder by Tenant during the calendar year in which this Lease terminates shall be prorated on the basis of the relationship which the number of days which have elapsed from the commencement of said calendar year to and including said date on which this Lease terminates bears to three hundred sixty five (365). Any and all amounts due and payable by Tenant pursuant to this Lease (other than Basic Rental) shall be deemed “Additional Rent” and Landlord shall be entitled to exercise the same rights and remedies upon default in these payments as Landlord is entitled to exercise with respect to defaults in monthly Basic Rental payments. Any and all amounts due and payable by Tenant to Landlord shall be in the form of (i) business checks, (ii) wire transfers, (iii) electronic funds transfers, and (iv) automated clearing house payments. Any other forms of payment are not acceptable to

Landlord including, without limitation (1) cash or currency, (2) cashier’s checks and money orders, (3) traveler’s checks, (4) payments from credit unions or other non-bank financial institutions, (5) multiple payments for one (1) scheduled payment, and (6) third party checks. Basic Rental and Additional Rent may be collectively referred to herein as “Rent”. At the same time as any payment of Rent is to be made by Tenant hereunder, Tenant shall also pay any and all rental taxes, gross receipts taxes, transaction privilege taxes, sales taxes, and/or similar taxes levied currently or in the future on the Rent amount then due or otherwise assessed in connection with the rental activity then occurring (collectively, “Rental Tax”).

(c)    Definitions. As used herein the term “Direct Costs” shall mean the sum of the following:

(i)    “Tax Costs”, which shall mean any and all real estate taxes and other similar charges on real property or improvements, assessments, water and sewer charges, and all other charges assessed, reassessed or levied upon the Project and appurtenances thereto and the parking or other facilities thereof, or the Real Property or attributable thereto or on the rents, issues, profits or income received or derived therefrom which are assessed, reassessed or levied by the United States, the State of Washington, any applicable county within the State of Washington, any applicable city, town or other local government authority within the State of Washington, and/or any other agency or political subdivision of the State of Washington, and shall include Landlord’s reasonable legal fees, costs and disbursements incurred in connection with proceedings for reduction of Tax Costs or any part thereof; provided, however, if at any time after the date of this Lease the methods of taxation now prevailing shall be altered so that in lieu of or as a supplement to or a substitute for the whole or any part of any Tax Costs, there shall be assessed, reassessed or levied (a) a tax, assessment, reassessment, levy, imposition or charge wholly or partially as a net income, capital or franchise levy or otherwise on the rents, issues, profits or income derived therefrom, or (b) a tax, assessment, reassessment, levy (including but not limited to any municipal, State or federal levy), imposition or charge measured by or based in whole or in part upon the Real Property and imposed upon Landlord, then except to the extent such items are payable by Tenant under Article 6 below, such taxes, assessments, reassessments or levies or the part thereof so measured or based, shall be deemed to be included in the term “Direct Costs.”

(ii)    “Operating Costs”, which shall mean all costs and expenses incurred by Landlord in connection with the maintenance, operation, replacement, and repair of the Project including, without limitation, the landscaped and common areas and the parking areas and facilities of the Project. Operating Costs shall include but not be limited to, salaries, wages, and benefits for all persons who perform duties connected with the operation, maintenance and repair of the Project including gardening, security, parking, operating engineer, elevator, painting, plumbing, electrical, carpentry, heating, ventilation, air conditioning and window washing, provided the same are equitably prorated for personnel who are not exclusively serving the Project; hired services; the actual rental expense of personal property used in the maintenance, operation and repair of the Project; accountant’s fees incurred in the preparation of rent adjustment statements; legal fees; real estate tax consulting fees; personal property taxes on property used in the maintenance and operation of the Project; fees, costs, expenses or dues payable pursuant to the terms of any covenants, conditions or restrictions or owners’ association pertaining to the Project; capital expenditures incurred to effect economies of operation of, or stability of services to, the Project and capital expenditures required by government regulations, laws, or ordinances including, but not limited to the Americans with Disabilities Act; provided, however, that capital expenditures included in Operating Costs shall be amortized (with interest at ten percent (10%) per annum) over its useful life; the cost of all charges for electricity, gas, water and other utilities furnished to the Project (to the extent such charges are not separately paid for by Tenant under Article 11 below), and any taxes thereon; the cost of all charges for insurance in connection with the Project carried by Landlord; the cost of all building and cleaning supplies and materials; the cost of all charges for service contracts and other services with independent contractors and administration fees; a property management fee (which fee may be imputed if Landlord has internalized management or otherwise acts as its own property manager) not to exceed 2% of the annual revenues from the Project per year (disregarding abatement) and license, permit and inspection fees relating to the Project.

Notwithstanding the foregoing or anything to the contrary herein, Operating Costs do not include the following: (a) the original construction costs of the Project and renovations performed prior to the date of this Lease and costs of correcting defects in such original construction or renovations; (b) capital expenditures, except as expressly permitted in the prior paragraph; (c) interest (except as expressly permitted in the prior paragraph), principal payments of a mortgage, debts of Landlord, financing costs and amortization of funds borrowed by Landlord, whether secured or unsecured; (d) depreciation of the Project; (e) advertising, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing space to other tenants, including any leasing office maintained in the Development, free rent and construction allowances for tenants; (f) legal and other expenses incurred in the negotiation or enforcement of leases; (g) completing, fixturing, improving, renovating, painting, redecorating or other work, which Landlord pays for or performs for other tenants within their premises, and costs of correcting defects in such work; (h) costs to be reimbursed by other tenants of the Development outside of Operating Costs or Tax Costs to be paid directly to the applicable governmental authority by Tenant or other tenants; (i) salaries, wages, benefits and other compensation paid to officers and employees of Landlord who are not assigned in whole or in part to the operation, management, maintenance or repair of the Project; (j) general organizational, administrative and overhead costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses; (k) costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes with tenants, other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees; (l) costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors, or any tenant of the terms and conditions of any lease; (m) except to the extent Tenant is delinquent in payment of Tax Costs, penalties, fines or interest incurred as a result of Landlord’s inability or failure to make payment of Tax Costs and/or to file any tax or informational returns when due, or from Landlord’s failure to make any payment of taxes or assessments required to be made by Landlord hereunder before delinquency; (n) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same exceeds the amount which would generally be expected to be the cost of such services rendered by comparably qualified unaffiliated third parties; (o) costs of Landlord’s charitable or political contributions, or the acquisition or leasing of fine art maintained at the Project; (p) costs in connection with services (including electricity), items or other benefits of a type which are not available to Tenant without specific charges therefor (other than Operating Cost charges), but which are provided to another tenant or occupant of the Development, whether or not such other tenant or occupant is specifically charged therefor by Landlord; (q) costs incurred in the sale or refinancing of the Project or a portion thereof; (r) net income taxes of Landlord or the owner of any interest in the Project, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Project or any portion thereof or interest therein; (s) any costs incurred to remove, study, test or remediate Hazardous Materials in or about the Project for which Tenant is not responsible under this Lease; (t) any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by insurance policies maintained by Landlord or by third parties; (u) reserves (other than de minimus amounts); and (v) costs arising from the gross negligence or willful misconduct of Landlord.

(d)    Determination of Payment.

(i)    Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Costs for the then-current calendar year shall be and Tenant’s Proportionate Share thereof. Tenant shall pay, with its next installment of monthly Basic Rental due, a fraction of the Estimate for the then-current calendar year (reduced by any amounts paid pursuant to the last sentence of this Section 3(d)(i)). Such fraction shall have as its numerator the number of months which have elapsed in such current calendar year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Basic Rental installments, an amount equal to one-twelfth (1/12) of the total Estimate set forth in the previous Estimate Statement delivered by Landlord to Tenant.

(ii)    In addition, Landlord shall give to Tenant as soon as reasonably practicable following the end of each calendar year, a statement (the “Statement”) which shall state the Direct Costs incurred or accrued for such preceding calendar year, and which shall indicate the amount of Tenant’s Proportionate Share thereof. Upon receipt of the Statement for each calendar year during the Term, Tenant shall pay, with its next installment of monthly Basic Rental due, the full amount of Tenant’s Proportionate Share of Direct Costs such calendar year, less the amounts, if any, paid during such calendar year on an estimated basis. If, however, the Statement indicates that amounts paid by Tenant on an estimated basis are greater than the actual amount of Tenant’s Proportionate Share of Direct Costs specified on the Statement, such overpayment shall be credited against Tenant’s next installments of estimated payments. The failure of Landlord to timely furnish the Statement for any calendar year shall not prejudice Landlord from enforcing its rights under this Article 3, once such Statement has been delivered. Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Proportionate Share of the Direct Costs for the calendar year in which this Lease terminates, Tenant shall immediately pay to Landlord an amount as calculated pursuant to the provisions of this Section 3(d). The provisions of this Section 3(d)(ii) shall survive the expiration or earlier termination of the Term.

(iii)    Because the Project is a part of a multi-building Development, those Direct Costs attributable to such Development as a whole (and not attributable solely to any individual building therein) shall be allocated by Landlord to the Project and to the other buildings within such Development on an equitable basis; provided, however, the principles set forth in the second paragraph of Section 3(c)(ii), as applied to the Development and portions thereof, shall apply to and, to the extent applicable, shall limit such allocations.

(e)    Audit Right. Within one hundred twenty (120) days after receipt of a Statement by Tenant (“Review Period”), if Tenant disputes the amount set forth in the Statement, Tenant’s employees or an independent certified public accountant (which accountant is a member of a nationally or regionally recognized accounting firm and is not retained on a contingency fee basis), designated by Tenant, may, after reasonable notice to Landlord (“Review Notice”) and at reasonable times, inspect Landlord’s records at Landlord’s offices, provided that Tenant is not then in default after expiration of all applicable cure periods and provided further that Tenant and such accountant or representative shall, and each of them shall use their commercially reasonable efforts to cause their respective agents and employees to, maintain all information contained in Landlord’s records in strict confidence. Notwithstanding the foregoing, Tenant shall only have the right to review Landlord’s records one (1) time during any twelve (12) month period. If after such inspection, but within thirty (30) days after the Review Period, Tenant notifies Landlord in writing (“Dispute Notice”) that Tenant still disputes such amounts, a certification as to the proper amount shall be made in accordance with Landlord’s standard accounting practices, at Tenant’s expense, by an independent certified public accountant who is a member of a nationally or regionally recognized accounting firm and is selected by Landlord and reasonably approved by Tenant. Tenant’s failure to deliver the Review Notice within the Review Period or to deliver the Dispute Notice within thirty (30) days after the Review Period shall be deemed to constitute Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If Tenant timely delivers the Review Notice and the Dispute Notice, Landlord shall cooperate in good faith with Tenant and the accountant to show Tenant and the accountant the information upon which the certification is to be based. However, if such certification by the accountant proves that the Direct Costs set forth in the Statement were overstated by more than five percent (5%), then the cost of the accountant and the cost of such certification shall be paid for by Landlord. Promptly following the parties receipt of such certification, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such certification. Tenant agrees that this section shall be the sole method to be used by Tenant to dispute the amount of any Direct Costs payable by Tenant pursuant to the terms of this Lease, and Tenant hereby waives any other rights at law or in equity relating thereto.

ARTICLE 4

SECURITY DEPOSIT

Tenant has deposited or concurrently herewith is depositing with Landlord the sum set forth in Article 1.F. of the Basic Lease Provisions as security for the full and faithful performance of every provision of this Lease to be performed by Tenant. If Tenant is in default of any provision of this Lease, including but not limited to the payment of rent, Landlord may use all or any part of this security deposit for the payment of any rent or any other sums in default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of said deposit is so used or applied, Tenant shall, within ten (10) business days after written demand therefor, deposit funds with Landlord in a form acceptable under Section 3(b) above and in an amount sufficient to restore the security deposit to its full amount. Tenant agrees that Landlord shall not be required to keep the security deposit in trust, segregate it or keep it separate from Landlord’s general funds, but Landlord may commingle the security deposit with its general funds and Tenant shall not be entitled to interest on such deposit. Notwithstanding anything to the contrary contained herein, if Tenant, at the expiration of the first, second, third and fourth anniversaries of the Commencement Date is not in default of any of its obligations under this Lease, Landlord shall reduce the amount of the security deposit by $77,029.17 in each such instance and Landlord shall apply such amounts against Tenant’s next monthly Basic Rental obligations which become due. At the expiration of the Term, and provided there exists no default by Tenant hereunder, the security deposit or any balance thereof shall be returned to Tenant (or, at Landlord’s option, to Tenant’s last assignee”), provided that subsequent to the expiration of this Lease, Landlord may retain from said security deposit (i) an amount reasonably estimated by Landlord to cover potential Direct Cost reconciliation payments due with respect to the calendar year in which this Lease terminates or expires (such amount so retained shall not, in any event, exceed ten percent (10%) of estimated Direct Cost payments due from Tenant for such calendar year through the date of expiration or earlier termination of this Lease and any amounts so retained and not applied to such reconciliation shall be returned to Tenant within thirty (30) days after Landlord’s delivery of the Statement for such calendar year), (ii) any and all amounts reasonably estimated by Landlord to cover the anticipated costs to be incurred by Landlord to remove any signage provided to Tenant under this Lease, to remove cabling and other items required to be removed by Tenant under Article 29 below and to repair any damage caused by such removal (in which case any excess amount so retained by Landlord shall be returned to Tenant within thirty (30) days after such removal and repair), and (iii) any and all amounts permitted by law or this Article 4. Tenant hereby waives any provisions of law, now or hereafter in effect, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 4 above, and all of Landlord’s damages under this Lease and Washington law including, but not limited to, any damages accruing upon termination of this Lease.

ARTICLE 5

HOLDING OVER

Should Tenant, without Landlord’s written consent, hold over after termination of this Lease, Tenant shall, at Landlord’s option, become either a tenant at sufferance or a month-to-month tenant upon each and all of the terms herein provided as may be applicable to such a tenancy and any such holding over shall not constitute an extension of this Lease. During such holding over, Tenant shall pay in advance, monthly, Basic Rental at a rate equal to one hundred and fifty percent (150%) of the rate in effect for the last month of the Term of this Lease, in addition to, and not in lieu of, all other payments required to be made by Tenant hereunder including but not limited to Tenant’s Proportionate Share of Direct Costs. Nothing contained in this Article 5 shall be construed as consent by Landlord to any holding over of the Premises by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or earlier termination of the Term. If Tenant fails to surrender the Premises upon the expiration or termination of this Lease, Tenant agrees to indemnify, defend and hold Landlord harmless from and against all costs, loss, expense or liability suffered by Landlord as a result of Tenant’s non-consensual holdover, including without limitation, losses resulting from claims made by any succeeding tenant and real estate brokers claims and attorney’s fees and costs.

ARTICLE 6

OTHER TAXES

Tenant shall pay, prior to delinquency, all taxes assessed against or levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant located in the Premises. In the event any or all of Tenant’s trade fixtures, furnishings, equipment and other personal property shall be assessed and taxed with property of Landlord and, as a result, real property taxes for the Project are increased, Tenant shall pay to Landlord, within thirty (30) days after delivery to Tenant by Landlord of a written statement setting forth such amount, the amount of such taxes applicable to Tenant’s property or above-standard improvements. Tenant shall assume and pay to Landlord at the time Basic Rental next becomes due (or if assessed after the expiration of the Term, then within ten (10) days), any excise, sales, use, rent, occupancy, garage, parking, gross receipts or other taxes (other than net income taxes) which may be assessed against or levied upon Landlord on account of the letting of the Premises or the payment of Basic Rental or any other sums due or payable hereunder, and which Landlord may be required to pay or collect under any law now in effect or hereafter enacted. In addition to Tenant’s obligation pursuant to the immediately preceding sentence, Tenant shall pay directly to the party or entity entitled thereto all business license fees, gross receipts taxes and similar taxes and impositions which may from time to time be assessed against or levied upon Tenant, as and when the same become due and before delinquency. Notwithstanding anything to the contrary contained herein, any sums payable by Tenant under this Article 6 shall not be included in the computation of “Tax Costs.”

ARTICLE 7

USE

Tenant shall use and occupy the Premises only for the use set forth in Article 1.F. of the Basic Lease Provisions and shall not use or occupy the Premises or permit the same to be used or occupied for any other purpose without the prior written consent of Landlord, which consent may be given or withheld in Landlord’s sole and absolute discretion, and Tenant agrees that it will use the Premises in such a manner so as not to interfere with or infringe upon the rights of other tenants or occupants in the Development. In no event may any portion of the Premises be used for a vivarium. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances, governmental regulations or requirements now in force or which may hereafter be in force relating to or affecting (i) the condition, use or occupancy of the Premises or the Project (excluding structural changes to the Project not related to Tenant’s particular use of the Premises, and Hazardous Materials removal or remediation costs, unless such costs are Tenant’s responsibility under Article 28 below), and (ii) improvements installed or constructed in the Premises by or for the benefit of Tenant. Tenant shall not do or permit to be done anything which would invalidate any insurance policy covering the Project and/or the property located therein. Tenant shall promptly upon demand reimburse Landlord for any additional premium charges for any such insurance policy assessed or increased by reason of Tenant’s failure to comply with the provisions of this Article 7. Tenant shall comply with Landlord’s reasonable sustainability practices, provided the same have no material adverse effect on Tenant’s use and occupancy of the Premises and do not result in a material increase of Tenant’s occupancy costs within the Premises (except that Tenant must comply with any such practices required by law).

ARTICLE 8

CONDITION OF PREMISES

Tenant hereby agrees that except as provided in the Tenant Work Letter attached hereto as Exhibit “D” and made a part hereof, or as otherwise expressly provided to the contrary herein, the Premises shall be taken “as is”, “with all faults”, “without any representations or warranties”, and Tenant hereby agrees and warrants that it has investigated and inspected the condition of the Premises and the suitability of same for Tenant’s purposes, and Tenant does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition of the Premises or the Project or the suitability of same for Tenant’s purposes. Tenant acknowledges that neither Landlord nor any agent nor any employee of Landlord has made any representations or warranty with respect to the Premises or the Project or with respect to the suitability of either for the conduct of Tenant’s business and Tenant expressly warrants and represents that Tenant has relied solely on its own investigation and inspection of the Premises and the Project in its decision to enter into this Lease and let the Premises in the above-described condition. Nothing contained herein is intended to, nor shall, obligate Landlord to implement sustainability practices for the Project. The Premises shall be initially improved as provided in, and subject to, the Tenant Work Letter attached hereto as Exhibit “D” and made a part hereof. The existing leasehold improvements in the Premises as of the date of this Lease, together with the Improvements (as defined in the Tenant Work Letter) may be collectively referred to herein as the “Tenant Improvements.”

ARTICLE 9

REPAIRS AND ALTERATIONS

(a)    Landlord’s Obligations. Landlord shall maintain the structural portions of the Project, including the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass, columns, beams, shafts and exterior areas (including parking areas).

(b)    Tenant’s Obligations. Except as expressly provided as Landlord’s obligation in this Article 9, Tenant shall keep the Premises in good condition and repair and in compliance with Landlord’s sustainability practices including, without limitation, compliance with any LEED rating system (or other certification standard) applicable to the Project on the Commencement Date, if any. Tenant’s obligations shall include, without limitation, maintenance, repair and replacement of all systems serving the Premises and such responsibilities of Tenant shall include, without limitation, repair, maintenance and replacement of the sprinkler system (if any), the elevators (if any), plumbing systems, fire/life safety systems and the heating, ventilation and air-conditioning system and Tenant shall, at Tenant’s sole cost and expense, maintain service and maintenance contracts for such systems and shall keep all such systems in good working condition. Tenant’s obligations shall also include, without limitation, maintenance and repair of all specialized systems installed by Tenant to serve the Premises such as deionized water systems, water purification, compressed gas distribution, vacuum pumps and air compressors and associated fume hoods and other equipment (collectively, “Specialized Systems”). All Specialized Systems shall be maintained, repaired and replaced by Tenant (i) in a commercially reasonable condition consistent with prevailing industry practices, (ii) in accordance with any applicable manufacturer specifications relating to any particular component of such Specialized Systems, (iii) in accordance with applicable Laws. Tenant shall contract with qualified, experienced professional third-party service companies (collectively, “Service Contracts”) which will provide for routine maintenance of the Specialized Systems on an at least quarterly basis. Tenant shall regularly, in accordance with commercially reasonable standards, generate and maintain preventive maintenance records relating to each Specialized System (collectively, “Preventative Maintenance Records”). Upon Landlord’s request, Tenant shall deliver a copy of all current Service Contracts to Landlord and/or a copy of the Preventative Maintenance Records. Tenant shall be entitled to enter areas of the Project that are not within the Premises (other than the Third Party Parking Area), for the purpose of performing the maintenance, repair and replacement obligations required of Tenant hereby and any additional maintenance, repairs and replacements that Tenant reasonably deems necessary or advisable in connection with its use of the Premises. All damage or injury to the Premises or the Project resulting from the act or negligence of Tenant, its employees, agents or visitors, guests, invitees or licensees or by the use of the Premises, shall be promptly repaired by Tenant at its sole cost and expense, to the reasonable satisfaction of Landlord; provided, however, that for damage to the Project as a result of casualty, Article 16 below shall apply. Landlord may make any repairs which are not promptly made by Tenant after Tenant’s receipt of written notice and the reasonable opportunity of Tenant to make said repair within ten (10) business days from receipt of said written notice, and charge Tenant for the cost thereof, which cost shall be paid by Tenant within thirty (30) days after invoice from Landlord. Tenant shall be responsible for the design and function of all improvements to the Premises, whether or not installed by Landlord at Tenant’s request. Tenant waives all rights to make repairs at the expense of Landlord, or to deduct the cost thereof from the rent.

(c)    Alterations. Tenant shall make no alterations, installations, changes or additions in or to the Premises or the Project (collectively, “Alterations”) without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Any Alterations approved by Landlord must be performed in accordance with the terms hereof, using only contractors or mechanics approved by Landlord in writing and upon the approval by Landlord in writing of fully detailed and dimensioned plans and specifications pertaining to the Alterations in question, to be prepared and submitted by Tenant at its sole cost and expense. Tenant shall at its sole cost and expense obtain all necessary approvals and permits pertaining to any Alterations approved by Landlord. Tenant shall cause all Alterations to be performed in a good and workmanlike manner, in conformance with all applicable federal, state, county and municipal laws, rules and regulations, pursuant to a valid building permit, and in conformance with Landlord’s construction rules and regulations. If Landlord, in approving any Alterations, specifies a commencement date therefor, Tenant shall not commence any work with respect to such Alterations prior to such date. Tenant hereby agrees to indemnify, defend, and hold Landlord free and harmless from all liens and claims of lien, and all other liability, claims and demands arising out of any work done or material supplied to the Premises by or at the request of Tenant in connection with any Alterations. Notwithstanding anything to the contrary contained herein, Tenant may make Alterations to the Premises (the “Minor Alterations”), without Landlord’s consent, provided that the aggregate cost of any such Alterations does not exceed $300,000 in any twelve (12) month period, and further provided that such Alterations do not (i) require any structural modifications to the Premises, (ii) adversely affect the systems and equipment of the Project (including, without limitation, the sprinkler system), or (iii) affect the exterior appearance of the Project. Tenant shall give Landlord at least fifteen (15) days prior notice of such Minor Alterations, which notice shall be accompanied by reasonably adequate evidence that such changes meet the criteria contained in this Section 9(c).

(d)    Insurance; Liens. Prior to the commencement of any Alterations, Tenant shall provide Landlord with evidence that Tenant or Tenant’s contractor carries “Builder’s Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood that all such Alterations shall be insured by Tenant pursuant to Article 14 of this Lease immediately upon completion thereof. In addition, Landlord may, in its discretion, require Tenant to deliver evidence of available funds for payment of permitted Alterations with an estimated project cost in excess of the then applicable amount of the security deposit.

(e)    Costs and Fees; Removal. If permitted Alterations are made, they shall be made at Tenant’s sole cost and expense and shall be and become the property of Landlord upon expiration or termination of this Lease, except that Landlord may, by written notice to Tenant given at the time of Landlord’s approval of plans and specifications, require Tenant at Tenant’s expense to remove Improvements and other Alterations from the Premises upon expiration or earlier termination of this Lease, and to repair any damage to the Premises and the Project caused by such removal. Any and all costs attributable to or related to the applicable building codes of the city in which the Project is located (or any other authority having jurisdiction over the Project) arising from Tenant’s plans, specifications, improvements, Alterations or otherwise shall be paid by Tenant at its sole cost and expense. With regard to repairs, Alterations or any other work arising from or related to this Article 9 (but not the initial Improvements), Landlord shall be entitled to receive an administrative/coordination fee in the amount of 2% of the hard costs of construction of such work (up to a maximum fee of $15,000 per Alteration) plus any reasonable out-of-pocket third party costs incurred by Landlord, provided that (i) no such fee shall be payable for Minor Alterations, and (ii) for Tenant’s installation of equipment, rather than a 2% administrative/coordination fee, Landlord shall be entitled to a reasonable hourly fee based upon the amount of time Landlord’s representative must devote to such installation (provided that Landlord shall charge Tenant for the actual cost of Landlord’s representative, which costs shall not exceed $100.00 per hour). The construction of initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 9, except as expressly provided in the first sentence of this Section 9(e).

(f)    Security System. Tenant shall be entitled to install, at Tenant’s sole cost and expense, a separate security system for the Premises as an Alteration or as a part of the Improvements; provided, however, that the plans and specifications for any such system shall be subject to Landlord’s reasonable approval, and any such system must be compatible with the existing systems of the Project. Tenant’s obligation to indemnify, defend and hold Landlord harmless as provided in, and subject to, Section 13(a) below shall also apply to Tenant’s use and operation of any such system, and the installation of such system shall otherwise be subject to the terms and conditions of this Article 9 or the Tenant Work Letter (as applicable). At Landlord’s option, upon the expiration or earlier termination of this Lease, Tenant shall remove such security system and repair any damage to the Premises resulting from such removal. Tenant shall at all times provide Landlord with a contact person who can disarm the security system and who is familiar with the functions of the system in the event of a malfunction, and Tenant shall provide Landlord with the codes or other necessary information required to disarm the system in the event Landlord must enter the Premises.

(g)    Generator; Utility Plant. Subject to Landlord’s prior approval of all plans and specifications and Tenant’s receipt of any applicable governmental permits and approvals and covenants, conditions and restrictions, Tenant may install as an initial Improvement or as an Alteration, at Tenant’s sole cost and expense, a back-up generator to service the Premises, which back-up generator may also include a utility plant (which may include a secure area in which utility infrastructure may be located) to service the Premises and/or the Building C Premises (collectively, the “Generator/Utility Plant”). Landlord shall cooperate with Tenant, at no additional cost to Landlord, to secure any such required governmental permits and approvals and to enter into any easements, licenses or other agreements approved by Landlord as are necessary or appropriate to facilitate utility services to and from the Generator/Utility Plant for the benefit of the Premises and/or the Building C Premises. Tenant acknowledges that, notwithstanding Landlord’s approval of plans and specifications for the Generator/Utility Plant, Landlord has made no representations or warranties to Tenant with respect to the probability of obtaining the necessary governmental permits and approvals nor any approvals required under the covenants, conditions and restrictions. If Tenant does not receive the necessary permits and approvals for the Generator/Utility Plant, Tenant’s and Landlord’s rights and obligations under the remaining provisions of this Lease shall not be affected. The Generator/Utility Plant must be at a location reasonably approved by Landlord within the Project or within the surrounding exterior area of the Building C Premises. Landlord’s consent to the plans and specifications for the Generator/Utility Plant may be conditioned upon Tenant complying with such reasonable requirements imposed by Landlord, based on the advice of Landlord’s structural and mechanical engineers, so that the Project’s (and Building C’s) systems and equipment are not adversely affected. Any repairs and maintenance of the Generator/Utility Plant shall be the sole responsibility of Tenant. Upon expiration or earlier termination of this Lease, Tenant shall remove the Generator/Utility Plant and restore the applicable area to the condition existing prior to the installation thereof, except that Tenant shall not be required to remove any underground utilities or the slab underlying the Generator/Utility Plant (but Tenant shall be required to cap off any such utilities in a manner reasonably acceptable to Landlord). However, if Tenant exercises an option to extend for the Building C Lease but does not exercise the corresponding Option for this Lease, then if requested by Landlord, upon expiration of this Lease, Tenant shall remove the connection and associated components from the Generator/Utility Plant to the Premises (including, without limitation, automatic transfer switch, subpanels and HVAC equipment) and return such areas to their original condition (including, without limitation, patching up any penetrations and trenches), reasonable wear and tear excepted. Tenant’s obligation to indemnify, defend and hold Landlord harmless as provided in, and subject to, Section 13(a) below shall also apply to Tenant’s installation, use and operation of the Generator/Utility Plant. The Generator/Utility Plant shall be deemed to be a part of the Premises for purposes of Article 14 below.

ARTICLE 10

LIENS

Tenant shall keep the Premises and the Project free from any mechanics’ liens, vendors liens or any other liens arising out of any work performed, materials furnished or obligations incurred by Tenant, and Tenant agrees to defend, indemnify and hold Landlord harmless from and against any such lien or claim or action thereon, together with costs of suit and reasonable attorneys’ fees and costs incurred by Landlord in connection with any such claim or action. Before commencing any work of alteration, addition or improvement to the Premises, Tenant shall give Landlord at least ten (10) business days’ written notice of the proposed commencement of such work. In the event that there shall be recorded against the Premises or the Project or the property of which the Premises is a part any claim or lien arising out of any such work performed, materials furnished or obligations incurred by Tenant and such claim or lien shall not be removed or discharged by Tenant pursuant to RCW 60.04.161 (or any successor statute(s)) within twenty (20) days after Tenant learns of the filing, Landlord shall have the right but not the obligation to pay and discharge said lien without regard to whether such lien shall be lawful or correct (in which case Tenant shall reimburse Landlord for any such payment made by Landlord within twenty (20) days following written demand), or to require that Tenant promptly deposit with Landlord in cash, lawful money of the United States, one hundred fifty percent (150%) of the amount of such claim, which sum may be retained by Landlord until such claim shall have been removed of record or until judgment shall have been rendered on such claim and such judgment shall have become final, at which time Landlord shall have the right to apply such deposit in discharge of the judgment on said claim and any costs, including attorneys’ fees and costs incurred by Landlord, and shall remit the balance thereof to Tenant.

ARTICLE 11

PROJECT SERVICES

(a)    Basic Services. Tenant shall contract directly with the applicable utility companies for provision of water, gas, electricity and other utilities to the Premises and Tenant shall make payment directly to such utility companies for such services. Landlord shall, at the request of Tenant, reasonably cooperate with Tenant’s efforts to bring increased utility services to the Project at Tenant’s sole cost including, without limitation, entering into one or more easements reasonably approved by Landlord with applicable utility providers. Tenant shall control all hours of utilities operations, including the heating, ventilation and air conditioning system. Tenant shall be responsible for employing a janitorial and waste removal service for the Premises which shall be reasonably approved by Landlord and Tenant acknowledges that Landlord shall have no obligation to provide janitorial service to the Premises. Landlord shall be responsible for employing a janitorial, waste removal and landscaping service for the parking facility and other exterior areas of the Project excluding the Premises. Landlord shall not be liable for, and there shall be no rent abatement as a result of, any stoppage, reduction or interruption of any such services caused by governmental rules, regulations or ordinances, riot, strike, labor disputes, breakdowns, accidents, necessary repairs or other cause except as expressly provided in Section 13(a) below. Notwithstanding the foregoing, during a period of utility interruption, upon request from Tenant, Landlord shall, at no additional cost to Landlord, promptly and diligently cooperate with, and assist, Tenant, as reasonably requested, to help restore disrupted utilities.

(b)    Telecommunications. Upon request from Tenant from time to time, Landlord will provide Tenant with a listing of telecommunications and media service providers serving the

Project, and Tenant shall have the right to contract directly with the providers of its choice. If Tenant wishes to contract with or obtain service from any provider which does not currently serve the Project or wishes to obtain from an existing carrier services which will require the installation of additional equipment, such provider must, prior to providing service, enter into a written agreement with Landlord setting forth the terms and conditions of the access to be granted to such provider. In no event shall Landlord be obligated to incur any unreimbursed costs or liabilities in connection with the installation or delivery of telecommunication services or facilities at the Project. All such installations shall be subject to Landlord’s prior approval and shall be performed in accordance with the terms of Article 9. If Landlord approves the proposed installations in accordance with the foregoing, Landlord will deliver its standard form agreement upon request and will use commercially reasonable efforts to promptly enter into an agreement on reasonable and non-discriminatory terms with a qualified, licensed and reputable carrier confirming the terms of installation and operation of telecommunications equipment consistent with the foregoing.

ARTICLE 12

RIGHTS OF LANDLORD

(a)    Right of Entry. Landlord and Landlord’s representatives may enter the Premises during business hours on not less than two (2) business days’ advance written notice (except in the case of emergencies in which case no such notice shall be required and such entry may be at any time) for the purpose of effecting any repairs required of Landlord under this Lease, inspecting the Premises, showing the Premises to prospective purchasers and, during the last 18 months of the Term, to prospective tenants. Except in the event of emergency, Landlord’s entry shall be scheduled and conducted so as not to unreasonably or materially interfere with Tenant’s use and occupancy of the Premises for the Permitted Use. Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises, provided such escort does not materially and adversely affect Landlord’s access rights hereunder.

(b)    Rooftop. Tenant may use the roof of the Project to install equipment to be used from the Premises, subject to Tenant’s advance written notice to Landlord (“Equipment Notice”), which Equipment Notice shall generally describe the specifications for the equipment desired by Tenant. If Tenant so delivers an Equipment Notice, then subject to all governmental laws, rules and regulations and any applicable covenants, conditions and restrictions, Tenant and Tenant’s contractors (which shall first be reasonably approved by Landlord) shall have the right and access to install, repair, replace, remove, operate and maintain, in locations on the roof reasonably determined by Tenant, any such equipment that is reasonably necessary for Tenant’s Permitted Use (collectively, “Tenant Equipment”), together with aesthetic screening designated by Landlord. If penetration of the roof cannot be avoided, Tenant shall retain Landlord’s designated roofing contractor to make any necessary penetrations and associated repairs to the roof in order to preserve Landlord’s roof warranty. Tenant’s installation and operation of the Tenant Equipment shall be governed by the following terms and conditions:

(i)    Tenant’s right to install, replace, repair, remove, operate and maintain the Tenant Equipment shall be subject to all governmental laws, rules and regulations and covenants, conditions and restrictions and Landlord makes no representation that such covenants, conditions and restrictions and laws, rules and regulations permit such installation and operation.

(ii)    All plans and specifications for attachment of the Tenant Equipment and the roof shall be subject to Landlord’s reasonable approval.

(iii)    All costs of installation, operation and maintenance of the Tenant Equipment and any necessary related equipment (including, without limitation, costs of obtaining any necessary permits and connections to the Project’s electrical system) shall be borne by Tenant.

(iv)    It is expressly understood that Landlord retains the non-exclusive right to use the roof of the Project for any purpose whatsoever provided that Landlord shall not unduly interfere with Tenant’s use of the Tenant Equipment.

(v)    Tenant shall use the Tenant Equipment so as not to cause any interference to other tenants in the Development or with any other tenant’s communication equipment.

(vi)    Landlord shall not have any obligations with respect to the Tenant Equipment except that Landlord shall not interfere with the Tenant Equipment. Tenant shall not lease or otherwise make the Tenant Equipment available to any third party and the Tenant Equipment shall be only for Tenant’s use in connection with the conduct of Tenant’s business in the Premises.

(vii)     Tenant shall (A) be solely responsible for any damage caused as a result of the Tenant Equipment, (B) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Tenant Equipment and comply with all precautions and safeguards recommended by all governmental authorities, and (C) pay for all necessary repairs, replacements to or maintenance of the Tenant Equipment.

(viii)     The Tenant Equipment shall remain the sole property of Tenant. Tenant shall remove the Tenant Equipment and related equipment at Tenant’s sole cost and expense upon the expiration or sooner termination of this Lease or upon the imposition of any governmental law or regulation which may require removal, and shall repair the Project upon such removal to the extent required by such work of removal, reasonable wear and tear excepted. If Tenant fails to remove the Tenant Equipment and repair the Project within fifteen (15) days after the expiration or earlier termination of this Lease, Landlord may do so at Tenant’s expense. The provisions of this Section 12(b)(viii) shall survive the expiration or earlier termination of this Lease.

(ix)     The Tenant Equipment shall be deemed to constitute a portion of the Premises for purposes of Article 13 of this Lease.

ARTICLE 13

INDEMNITY; EXEMPTION OF LANDLORD FROM LIABILITY

(a)    Indemnity. Tenant shall indemnify, defend and hold Landlord and its members, officers, directors, employees and contractors (collectively, “Landlord Parties”) harmless from and against any and all loss, cost, liability, damage or expense including, without limitation, penalties, fines, attorneys’ fees and costs (collectively, “Claims”) arising from Tenant’s use of the Premises or the Project or from the conduct of its business or from any activity, work or thing which may be permitted or suffered by Tenant in or about the Premises or the Project and shall further indemnify, defend and hold Landlord and the Landlord Parties harmless from and against any and all Claims arising from any negligence or willful misconduct of Tenant or any of its agents, contractors, employees or invitees, patrons, customers or members in or about the Project and from any and all costs, attorneys’ fees and costs, expenses and liabilities incurred in the defense of any Claim or any action or proceeding brought thereon, including negotiations in connection therewith. However, notwithstanding the foregoing, Tenant shall not be required to indemnify and/or hold Landlord harmless from any loss, cost, liability, damage or expense, including, but not limited to, penalties, fines, attorneys’ fees or costs (collectively, “Claims”), to any person, property or entity to the extent resulting from the negligence or willful misconduct of Landlord or its agents, contractors, or employees (except for damage to the Tenant Improvements and Tenant’s personal property, fixtures, furniture and equipment in the Premises in which case Tenant shall be responsible to the extent Tenant is required to obtain the requisite insurance coverage pursuant to this Lease). Landlord hereby indemnifies Tenant and holds Tenant harmless from any Claims to the extent resulting from the negligence or willful misconduct of Landlord or its agents, contractors or employees and not covered by insurance required to be carried under this Lease by Tenant or actually carried by Tenant. Further, Tenant’s agreement to indemnify Landlord and Landlord’s agreement to indemnify Tenant pursuant to this Section 13(a) is not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Landlord or Tenant pursuant to this Lease, to the extent such policies cover the matters subject to such indemnification obligations. Tenant hereby assumes all risk of damage to property or injury to persons in or about the Premises from any cause, and Tenant hereby waives all claims in respect thereof against Landlord and the Landlord Parties, except to the extent the damage is caused by the negligence or willful misconduct of Landlord or the Landlord Parties (provided that in such case Landlord’s liability shall be limited to amounts not covered by insurance carried by Tenant or required to be carried by Tenant pursuant to this Lease).

(b)    Exemption of Landlord from Liability. Landlord and the Landlord Parties shall not be liable for injury to Tenant’s business, or loss of income therefrom, however occurring (including, without limitation, from any failure or interruption of services or utilities or as a result of Landlord’s negligence), or, subject to the waivers in Article 14(d) below to the extent applicable and except in connection with damage or injury resulting from a Landlord Default or the gross negligence or willful misconduct of Landlord or the Landlord Parties, for damage that may be sustained by the person, goods, wares, merchandise or property of Tenant, its employees, invitees, customers, agents, or contractors, or any other person in, on or about the Premises directly or indirectly caused by or resulting from any cause whatsoever, including, but not limited to, fire, steam, electricity, gas, water, or rain which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, light fixtures, or mechanical or electrical systems, or from intrabuilding cabling or wiring, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Project or from other sources or places and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant. Landlord and the Landlord Parties shall not be liable to Tenant for any damages arising from any willful or negligent action or inaction of any other tenant of the Project.

(c)    Security. Tenant acknowledges that Landlord’s election whether or not to provide any type of mechanical surveillance or security personnel whatsoever in the Project is solely within Landlord’s discretion; Landlord and the Landlord Parties shall have no liability in connection with the provision, or lack, of such services, and Tenant hereby agrees to hold Landlord and the Landlord Parties harmless with regard to any such potential claim. Landlord and the Landlord Parties shall not be liable for losses due to theft, vandalism, or like causes. Tenant shall defend, indemnify, and hold Landlord and the Landlord Parties harmless from and against any such claims made by any employee, licensee, invitee, contractor, agent or other person whose presence in, on or about the Premises or the Project is attendant to the business of Tenant.

ARTICLE 14

INSURANCE

(a)    Tenant’s Insurance. Tenant, shall at all times during the Term of this Lease, and at its own cost and expense, procure and continue in force the following insurance coverage: (i) Commercial General Liability Insurance, written on an occurrence basis, with a combined single limit for bodily injury and property damages of not less than Five Million Dollars ($5,000,000) per occurrence and Ten Million Dollars ($10,000,000) in the annual aggregate, including products liability coverage if applicable, owners and contractors protective coverage, blanket contractual coverage including both oral and written contracts, and personal injury coverage, covering the insuring provisions of this Lease and the performance of Tenant of the indemnity and exemption of Landlord from liability agreements set forth in Article 13 hereof; (ii) a policy of standard fire, extended coverage and special extended coverage insurance (all risks), including a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage where sprinklers are provided in an amount equal to the full replacement value new without deduction for depreciation of all (A) Tenant Improvements, Alterations, fixtures and other improvements in the Premises, including but not limited to all mechanical, plumbing, heating, ventilating, air conditioning, electrical, telecommunication and other equipment, systems and facilities, and (B) trade fixtures, furniture, equipment and other personal property installed by or at the expense of Tenant; (iii) Worker’s Compensation coverage as required by law; and (iv) business interruption, loss of income and extra expense insurance covering any failure or interruption of Tenant’s business equipment (including, without limitation, telecommunications equipment) and covering all other perils, failures or interruptions sufficient to cover a period of interruption of not less than twelve (12) months. Pollution Legal Liability insurance shall also be required if Tenant stores, handles, generates or treats Hazardous Materials on or about the Premises. Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage including damage to or destruction of tangible property including the resulting loss of use thereof, clean-up costs, and the loss of use of tangible property that has not been damaged or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensatory damages. Such coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted for Pollution Legal Liability insurance, provided the policy retroactive date is as of the Commencement Date, and coverage is continuously maintained during all periods in which Tenant occupies the Premises. Coverage for Pollution Legal Liability insurance shall be maintained with limits of not less than $1,000,000 per incident with a $2,000,000 policy aggregate and for a period of two (2) years after Tenant ceases to occupy the Premises. Finally, Tenant shall carry and maintain during the entire Term (including any option periods, if applicable), at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 14 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably required by Landlord.

(b)    Form of Policies. The aforementioned minimum limits of policies and Tenant’s procurement and maintenance thereof shall in no event limit the liability of Tenant hereunder. The Commercial General Liability Insurance policy shall name Landlord, the Landlord Parties, Landlord’s property manager, Landlord’s lender(s) and such other persons or firms as Landlord reasonably specifies from time to time, as additional insureds with an appropriate endorsement to the policy(s). All such insurance policies carried by Tenant shall be with companies having a rating of not less than A-VIII in Best’s Insurance Guide. Tenant shall furnish to Landlord, from the insurance companies, or cause the insurance companies to furnish, certificates of coverage. The deductible under each such policy shall be reasonably acceptable to Landlord. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after thirty (30) days prior written notice to Landlord by the insurer. All such policies shall be endorsed to agree that Tenant’s policy is primary and that any insurance carried by Landlord is excess and not contributing with any Tenant insurance requirement hereunder. Tenant shall, at least twenty (20) days prior to the expiration of such policies, furnish Landlord with renewals or binders. Tenant agrees that if Tenant does not take out and maintain such insurance or furnish Landlord with renewals or binders in a timely manner, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and charge Tenant the cost thereof, which amount shall be payable by Tenant upon demand with interest (at the rate set forth in Section 20(e) below) from the date such sums are expended. Tenant shall have the right to provide such insurance coverage pursuant to blanket policies obtained by Tenant, provided such blanket policies expressly afford coverage to the Premises and to Tenant as required by this Lease.

(c)    Landlord’s Insurance. Landlord shall, as a cost to be included in Operating Costs, procure and maintain at all times during the Term of this Lease, a policy or policies of insurance covering loss or damage to the Project in the amount of the full replacement costs without deduction for depreciation thereof, providing protection against all perils included within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage, and special extended coverage on the building. Additionally, Landlord may carry: (i) Bodily Injury and Property Damage Liability Insurance and/or Excess Liability Coverage Insurance; and (ii) Earthquake and/or Flood Damage Insurance; and (iii) Rental Income Insurance; and (iv) any other forms of insurance that Landlord may reasonably deem appropriate or which any lender with a security interest in the Project may require. The costs of all insurance carried by Landlord shall be included in Operating Costs.

(d)    Waiver of Subrogation. Landlord and Tenant each agree to require their respective insurers issuing the insurance described in Sections 14(a)(ii), 14(a)(iv) and the first sentence of Section 14(c), waive any rights of subrogation that such companies may have against the other party. Tenant hereby waives any right that Tenant may have against Landlord and Landlord hereby waives any right that Landlord may have against Tenant as a result of any loss or damage to the extent such loss or damage is insurable under such policies. In addition, as between Landlord and Tenant only, each party hereby waives its immunity with respect to the other under the Industrial Insurance Act (RCW Title 51), and/or the Longshoreman’s and Harbor Worker’s Act and/or any equivalent acts, and each party expressly agrees to assume potential liability for actions brought against the other party by such waiving parties’ employees. The parties have specifically negotiated this waiver and each party has had the opportunity to, and has been encouraged to, consult with independent counsel regarding this waiver.

(e)    Compliance with Insurance Requirements. Tenant agrees to pay Landlord forthwith upon demand the amount of any increase in premiums for insurance that may be carried during the Term of this Lease, or the amount of insurance to be carried by Landlord on the Project resulting from Tenant’s particular use of the Premises (as opposed to mere occupancy), or from Tenant doing any act in or about the Premises that does so increase the insurance rates, whether or not Landlord shall have consented to such act on the part of Tenant. If Tenant installs upon the Premises any electrical equipment which causes an overload of electrical lines of the Premises, Tenant shall at its own cost and expense, in accordance with all other Lease provisions (specifically including, but not limited to, the provisions of Article 9, 10 and 11 hereof), make whatever changes are necessary to comply with requirements of the insurance underwriters and any governmental authority having jurisdiction thereover, but nothing herein contained shall be deemed to constitute Landlord’s consent to such overloading. Tenant shall, at its own expense, comply with all insurance requirements applicable to the Premises including, without limitation, the installation of fire extinguishers or an automatic dry chemical extinguishing system.

ARTICLE 15

ASSIGNMENT AND SUBLETTING

Tenant shall have no power to, either voluntarily, involuntarily, by operation of law or otherwise, sell, assign, transfer or hypothecate this Lease, or sublet the Premises or any part thereof, without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Tenant may transfer its interest pursuant to this Lease only upon the following express conditions, which conditions are agreed by Landlord and Tenant to be reasonable:

(a)    That the proposed Transferee (as hereafter defined) shall be subject to the prior written consent of Landlord, which shall not be unreasonably withheld; without limiting the generality of the foregoing, Landlord may deny such consent if:

(i)    The use to be made of the Premises by the proposed Transferee is (A) a use which conflicts with any so-called “exclusive” then in favor of another tenant of the Development, or (B) a use which would be prohibited by any other portion of this Lease (including but not limited to any Rules and Regulations then in effect);

(ii)    The proposed Transferee is a non-profit organization or the financial responsibility of the proposed Transferee is not reasonably satisfactory to Landlord or in any event not at least equal to the financial responsibility of Tenant as of the date of execution of this Lease;

(iii)    The proposed Transferee is either a governmental agency or instrumentality thereof; or

(iv)    Either the proposed Transferee or any person or entity which directly or indirectly controls, is controlled by or is under common control with the proposed Transferee is negotiating with Landlord or has negotiated with Landlord during the sixty (60) day period immediately preceding the date of the proposed Transfer, to lease space in the Development.

(b)    Upon Tenant’s submission of a request for Landlord’s consent to any such Transfer, Tenant shall pay to Landlord Landlord’s then standard processing fee and reasonable attorneys’ fees and costs incurred in connection with the proposed Transfer, which the parties hereby stipulate to be $3,000.00 per proposed Transfer;

(c)    That the proposed Transferee shall execute an agreement pursuant to which it shall agree to perform faithfully and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease applicable to that portion of the Premises so transferred (as appropriate based on whether the Transfer is an assignment or a sublease); and

(d)    That an executed duplicate original of said assignment and assumption agreement or other Transfer on a form reasonably approved by Landlord, shall be delivered to Landlord within five (5) business days after the execution thereof, and that such Transfer shall not be binding upon Landlord until the delivery thereof to Landlord and the execution and delivery of Landlord’s consent thereto. It shall be a condition to Landlord’s consent to any subleasing, assignment or other transfer of part or all of Tenant’s interest in the Premises (“Transfer”) that (i) upon Landlord’s consent to any Transfer, Tenant shall pay and continue to pay Landlord fifty percent (50%) of any “Transfer Premium” (defined below), received by Tenant from the transferee; (ii) any sublessee of part or all of Tenant’s interest in the Premises shall agree that in the event Landlord gives such sublessee notice that Tenant is in default under this Lease, such sublessee shall thereafter make all sublease or other payments directly to Landlord, which will be received by Landlord without any liability whether to honor the sublease or otherwise (except to credit such payments against sums due under this Lease), and any sublessee shall agree to attorn to Landlord or its successors and assigns at their request should this Lease be terminated for any reason, except that in no event shall Landlord or its successors or assigns be obligated to accept such attornment; (iii) any such Transfer shall be effected on forms reasonably approved by Landlord and/or its legal counsel and any such consent shall be effected on forms provided by Landlord and/or its legal counsel; (iv) Landlord may require that Tenant not then be in default hereunder in any respect; and (v) Tenant or the proposed subtenant or assignee (collectively, “Transferee”) shall agree to pay Landlord, upon demand, as Additional Rent, a sum equal to the additional costs, if any, incurred by Landlord for maintenance and repair as a result of any change in the nature of occupancy caused by such subletting or assignment. “Transfer Premium” shall mean all rent, Additional Rent or other consideration payable by a Transferee in connection with a Transfer in excess of the Basic

Rental and Direct Costs payable by Tenant under this Lease during the term of the Transfer and if such Transfer is for less than all of the Premises, the Transfer Premium shall be calculated on a rentable square foot basis with fair and reasonable allocations made for common areas used by the Transferee. The calculation of “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by a Transferee to Tenant for such Transfer, and any payment in excess of fair market value for services rendered by Tenant to the Transferee and any payment in excess of fair market value for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to the Transferee in connection with such Transfer. In any event, the Transfer Premium shall be calculated after deducting the reasonable expenses incurred by Tenant for (1) any changes, alterations and improvements to the Premises paid for by Tenant and approved by Landlord in connection with the Transfer, (2) any other out-of-pocket monetary concessions provided by Tenant to the Transferee, (3) any brokerage commissions paid for by Tenant in connection with the Transfer, and (4) attorneys’ fees incurred in documenting, and securing Landlord consent for, the Transfer. Any Transfer of this Lease which is not in compliance with the provisions of this Article 15 shall be voidable by written notice from Landlord. In no event shall the consent by Landlord to any Transfer be construed as relieving Tenant or any Transferee from obtaining the express written consent of Landlord to any further Transfer, or as releasing Tenant from any liability or obligation hereunder whether or not then accrued and Tenant shall continue to be fully liable therefor. No collection or acceptance of rent by Landlord from any person other than Tenant shall be deemed a waiver of any provision of this Article 15 or the acceptance of any Transferee hereunder, or a release of Tenant (or of any Transferee of Tenant). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Article 15 or otherwise has breached or acted unreasonably under this Article 15, their sole remedies shall be a declaratory judgment, an injunction for the relief sought and/or direct monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease.

(e)    The term “Affiliate” shall mean (i) any entity that is controlled by, controls or is under common control with, Tenant or (ii) any entity that merges with, is acquired by, or acquires Tenant through the purchase of stock or assets and where the net worth of the surviving entity as of the date such transaction is completed is not less than that of Tenant immediately prior to the transaction calculated under generally accepted accounting principles. Notwithstanding anything to the contrary contained in this Article 15, an assignment or subletting of all or a portion of the Premises to an Affiliate of Tenant shall not be deemed a Transfer under this Article 15, provided that Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease or such affiliate, and further provided that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. An assignee of Tenant’s entire interest in this Lease pursuant to the immediately preceding sentence may be referred to herein as an “Affiliated Assignee.” “Control,” as used in this Article 15, shall mean the ownership, directly or indirectly, of greater than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of greater than fifty percent (50%) of the voting interest in, an entity. A listing of Tenant’s stock on a public stock exchange, and transfer of shares pursuant thereto, shall not be deemed a Transfer under this Article 15.

ARTICLE 16

DAMAGE OR DESTRUCTION

If the Project is damaged by fire or other insured casualty and the insurance proceeds have been made available therefor by the holder or holders of any mortgages or deeds of trust covering the Premises or the Project, the damage shall be repaired by Landlord to the extent such insurance proceeds are available therefor and provided such repairs can, in Landlord’s reasonable opinion (the “Repair Opinion”), be completed within one (1) year after the necessity for repairs as a result of such damage becomes known to Landlord and Tenant, without the payment of overtime or other premiums. Until such repairs are completed, and to the extent covered by Landlord’s rent interruption insurance, rent shall be abated in proportion to the part of the Premises which is unusable by Tenant in the conduct of its business (but there shall be no abatement of rent by reason of any portion of the Premises being unusable for a period equal to one (1) day or less). Tenant shall be responsible, at Tenant’s cost but subject to application of Tenant’s insurance proceeds, for repairs to the Tenant Improvements and Alterations within the Premises and Landlord shall be responsible, at Landlord’s cost but subject to application of Landlord’s insurance proceeds, for repairs to the remainder of the Premises; provided, however, that if Landlord and Tenant then mutually agree and subject to Landlord’s lender’s consent, Landlord may permit Tenant to perform all repairs to the Premises, in which case Landlord shall make insurance proceeds from Landlord’s insurance carrier available to Tenant pursuant to a procedure to be determined at such time. If the Repair Opinion indicates that such repairs cannot be completed within one (I) year after the necessity for repairs as a result of such damage becomes known to Landlord and Tenant without the payment of overtime or other premiums, either party may, at their option, terminate this Lease by notifying the other in writing of such termination within sixty (60) days after Landlord delivers such Repair Opinion to Tenant, with such termination notice to include a termination date giving Tenant sixty (60) days to vacate the Premises. In addition, Landlord may elect to terminate this Lease if the Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, if Landlord’s repair obligations are not fully covered, except for deductible amounts, by Landlord’s insurance policies or by policies that Landlord was required to carry pursuant to the terms of this Lease; provided, however, that Tenant may elect to nullify such termination by delivering written notice to Landlord thereof within thirty (30) days after Tenant’s receipt of Landlord’s termination notice and making available to Landlord, pursuant to a procedure reasonably designated by Landlord, any shortfall in funds required to pay for Landlord’s repair obligations hereunder. Landlord and Tenant shall reasonably cooperate with one another to complete their respective repair work in a timely manner. If this Lease is terminated pursuant to this Article 16, Tenant shall assign to Landlord a fraction of the insurance proceeds payable to Tenant for Tenant Improvements and Alterations, the numerator of which is the number of months remaining in the Term (or Option Term, as applicable) as of the date of termination, and the numerator of which is the total number of months in the Term (or Option Term, as applicable). Finally, if the Premises or the Project is damaged to any substantial extent during the last eleven (11) months of the Term, then notwithstanding anything contained in this Article 16 to the contrary, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within sixty (60) days after Landlord learns of the necessity for repairs as the result of such damage. A total destruction of the Project shall automatically terminate this Lease. Except as provided in Article 13 and this Article 16, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business or property arising from such damage or destruction or the making of any repairs, alterations or improvements in or to any portion of the Project or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant understands that Landlord will not carry insurance of any kind on Tenant’s furniture, furnishings, trade fixtures or equipment, and that Landlord shall not be obligated to repair any damage thereto or replace the same. Tenant acknowledges that Tenant shall have no right to any proceeds of insurance carried by Landlord relating to property damage. With respect to any damage which Landlord is obligated to repair or elects to repair, Tenant, as a material inducement to Landlord entering into this Lease, irrevocably waives and releases any rights under law to terminate this Lease, except as set forth in this Article 16 above.

ARTICLE 17

SUBORDINATION

This Lease is subject to, and Tenant agrees to comply with, all matters of record affecting the Real Property on the Commencement Date and any other commercially reasonable items that do not materially increase Tenant’s obligations or decrease Tenant’s rights hereunder. This Lease is also subject and subordinate to all existing and future ground or underlying leases, mortgages and deeds of trust which affect the Real Property, including all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, (i) if the lessor under any such lease or the holder or holders of any such mortgage or deed of trust shall advise Landlord that they desire or require this Lease to be prior and superior thereto, upon written request of Landlord to Tenant, Tenant agrees to promptly execute, acknowledge and deliver any and all documents or instruments which Landlord or such lessor, holder or holders deem necessary or desirable for purposes thereof, and (ii) a condition precedent to such subordination shall be that Landlord obtains from the lender or other party in question a commercially reasonable non-disturbance agreement in favor of Tenant (“SNDA”), Subject to the SNDA, Tenant agrees that in the event any proceedings are brought for the foreclosure of any mortgage or deed of trust or any deed in lieu thereof, to attorn to the mortgagee under such mortgage or deed of trust, such mortgagee’s successor purchaser or any of their successors or assigns upon any such foreclosure sale or deed in lieu thereof as so requested to do so by such purchaser and to recognize such purchaser as the lessor under this Lease; provided, however, that such mortgagee or its successor shall not be liable for or bound by (i) any payment of any rent installment which may have been made more than thirty (30) days before the due date of such installment, (ii) any act or omission of or default by Landlord under this Lease (but such mortgagee, or such successor, shall be subject to the continuing obligations of Landlord under this Lease to the extent arising from and after such succession to the extent of such mortgagee’s or such successor’s interest in the Project), (iii) any credit, claims, setoffs or defenses which Tenant may have against Landlord, (iv) any modification or amendment to this Lease for which such mortgagee’s consent is required, but has not been obtained, under a mortgage or deed of trust or (v) any obligation under this Lease to maintain a fitness facility at the Project, if any. Tenant agrees to provide copies of any notices of Landlord’s default under this Lease to any mortgagee, deed of trust beneficiary and mezzanine lender whose address has been provided to Tenant and Tenant shall provide such mortgagee, deed of trust beneficiary and mezzanine lender a commercially reasonable time after receipt of such notice within which to cure any such default. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 18

EMINENT DOMAIN

If the whole of the Premises or the Project or so much thereof as to render the balance unusable by Tenant shall be taken under power of eminent domain, or is sold, transferred or conveyed in lieu thereof, this Lease shall automatically terminate as of the date of such condemnation, or as of the date possession is taken by the condemning authority, at Landlord’s option. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award which may be made in such taking or condemnation, together with any and all rights of Tenant now or hereafter arising in or to the same or any part thereof; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any award made to Tenant for the taking of personal property and trade fixtures belonging to Tenant and removable by Tenant at the expiration of the Term hereof as provided hereunder, for the interruption of, or damage to, Tenant’s business, or for relocation and moving expenses. In the event of a partial taking described in this Article 18, or a sale, transfer or conveyance in lieu thereof, which does not result in a termination of this Lease, the Basic Rental shall be apportioned according to the ratio that the part of the Premises remaining useable by Tenant bears to the total area of the Premises. Tenant hereby waives any and all rights it might otherwise have under law to terminate this Lease in the event of a taking under power of eminent domain.

ARTICLE 19

DEFAULT

Each of the following acts or omissions of Tenant or of any guarantor of Tenant’s performance hereunder, or occurrences, shall constitute an “Event of Default”:

(a)    Failure or refusal to pay Basic Rental, Additional Rent or any other amount to be paid by Tenant to Landlord hereunder within five (5) business days after notice that the same is due or payable hereunder; said five (5) business day period shall be in lieu of, and not in addition to, any statutory notice requirements;

(b)    An Event of Default under the Building C Lease (if Landlord and the landlord under the Building C Lease are then the same entity or are affiliates);

(c)    Except as set forth in items (a) and (b) above and (d) and (e) below, failure to perform or observe any other covenant or condition of this Lease to be performed or observed within thirty (30) days following written notice to Tenant of such failure; provided, however, if the nature of Tenant’s obligation is such that more than thirty (30) days are required for its performance, then Tenant shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Such thirty (30) day notice shall be in lieu of, and not in addition to, any statutory notice requirements;

(d)    The filing by Tenant or any guarantor hereunder in any court pursuant to any statute of a petition in bankruptcy or insolvency or for reorganization or arrangement for the appointment of a receiver of all or a portion of Tenant’s property; the filing against Tenant or any guarantor hereunder of any such petition, or the commencement of a proceeding for the appointment of a trustee, receiver or liquidator for Tenant, or for any guarantor hereunder, or of any of the property of either, or a proceeding by any governmental authority for the dissolution or liquidation of Tenant or any guarantor hereunder, if such proceeding shall not be dismissed or trusteeship discontinued

within ninety (90) days after commencement of such proceeding or the appointment of such trustee or receiver; or the making by Tenant or any guarantor hereunder of an assignment for the benefit of creditors; or

(e)    Tenant’s failure to observe or perform according to the provisions of Articles 7,10, 14,17 or 25 within five (5) business days after notice from Landlord, which notice from Landlord may be delivered at any time after expiration of the periods for performance set forth in such Articles have expired.

ARTICLE 20

REMEDIES

(a)    Upon the occurrence of an Event of Default under this Lease as provided in Article 19 hereof, Landlord may exercise all of its remedies as may be permitted by law, including but not limited to, terminating this Lease, reentering the Premises and removing all persons and property therefrom, which property may be stored by Landlord at a warehouse or elsewhere at the risk, expense and for the account of Tenant. If Landlord elects to terminate this Lease, Landlord shall be entitled to recover from Tenant the aggregate of all amounts permitted by law, including but not limited to (i) the worth at the time of award of the amount of any unpaid rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, tenant improvement expenses, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and (v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. The term “rent” as used in this Section 20(a) shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in items (i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in item (e), below, but in no case greater than the maximum amount of such interest permitted by law. As used in item (iii), above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(b)    Nothing in this Article 20 shall be deemed to affect Landlord’s right to indemnification for liability or liabilities arising prior to the termination of this Lease for personal injuries or property damage under the indemnification clause or clauses contained in this Lease.

(c)    Notwithstanding anything to the contrary set forth herein, Landlord’s re-entry to perform acts of maintenance or preservation of or in connection with efforts to relet the Premises or any portion thereof, or the appointment of a receiver upon Landlord’s initiative to protect Landlord’s interest under this Lease shall not terminate Tenant’s right to possession of the Premises or any portion thereof and, until Landlord does elect to terminate this Lease, this Lease shall continue in full force and effect and Landlord may enforce all of Landlord’s rights and remedies hereunder. Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

(d)    All rights, powers and remedies of Landlord hereunder and under any other agreement now or hereafter in force between Landlord and Tenant shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Landlord by law, and the exercise of one or more rights or remedies shall not impair Landlord’s right to exercise any other right or remedy.

(e)    Any amount due from Tenant to Landlord hereunder which is not paid when due shall bear interest at the lower of eighteen percent (18%) per annum or the maximum lawful rate of interest from the due date until paid, unless otherwise specifically provided herein, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease. In addition to such interest: (i) if Basic Rental is not paid on or before the fifth (5th) day of the calendar month for which the same is due, a late charge equal to five percent (5%) of the amount overdue shall be immediately due and owing and (ii) an additional charge of $25 shall be assessed for any check given to Landlord by or on behalf of Tenant which is not honored by the drawee thereof; which damages include Landlord’s additional administrative and other costs associated with such late payment and unsatisfied checks and the parties agree that it would be impracticable or extremely difficult to fix Landlord’s actual damage in such event. Such charges for interest and late payments and unsatisfied checks are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any or all of Landlord’s rights or remedies under any other provision of this Lease.

(f)    Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease (a “Landlord Default”) if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.

ARTICLE 21

TRANSFER OF LANDLORD’S INTEREST

In the event of any transfer of Landlord’s interest in the Premises or the Project by sale, assignment, transfer, foreclosure, deed-in-lieu of foreclosure or otherwise whether voluntary or involuntary, Landlord shall be automatically relieved of any and all obligations and liabilities on the part of Landlord for matters first occurring on or after the date of such transfer, including furthermore without limitation, the obligation of Landlord under Article 4 above to return the security deposit, provided said security deposit is transferred to said transferee. Tenant agrees to recognize such transferee as the lessor under this Lease and Tenant shall, within five (5) days after request, execute such further instruments or assurances as such transferee may reasonably deem necessary to evidence or confirm such recognition.

ARTICLE 22

BROKER

In connection with this Lease, Tenant warrants and represents that it has had dealings only with firm(s) set forth in Article 1.G. of the Basic Lease Provisions and that it knows of no other person or entity who is or might be entitled to a commission, finder’s fee or other like payment in connection herewith and does hereby indemnify and agree to hold Landlord, its agents, members, partners, representatives, officers, affiliates, shareholders, employees, successors and assigns harmless from and against any and all loss, liability and expenses that Landlord may incur should such warranty and representation prove incorrect, inaccurate or false. In connection with this Lease, Landlord warrants and represents that it has had dealings only with firm(s) set forth in Article 1.G. of the Basic Lease Provisions and that it knows of no other person or entity who is or might be entitled to a commission, finder’s fee or other like payment in connection herewith and does hereby indemnify and agree to hold Tenant, its agents, members, partners, representatives, officers, affiliates, shareholders, employees, successors and assigns harmless from and against any and all loss, liability and expenses that Tenant may incur should such warranty and representation prove incorrect, inaccurate or false.

ARTICLE 23

PARKING

Tenant shall be entitled to use all of the parking spaces for the Project shown on Exhibit “E” hereto on an unreserved, first-come, first-served basis. Tenant may re-stripe such areas at Tenant’s sole cost and expense at any time during the Term. Tenant shall not be obligated to pay any fee to Landlord in connection with such parking; however, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the use of the parking facility by Tenant. Tenant’s continued right to use the parking spaces is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility are located, including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations, and Tenant not being in default under this Lease. Landlord may delegate its responsibilities hereunder to a parking operator or a lessee of the parking facility in which case such parking operator or lessee shall have all the rights of control attributed hereby to the Landlord. The parking spaces provided to Tenant pursuant to this Article 23 are provided to Tenant solely for use by Tenant’s own personnel and such spaces may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval.

ARTICLE 24

WAIVER

No waiver by Landlord of any provision of this Lease shall be deemed to be a waiver of any other provision hereof or of any subsequent breach by Tenant of the same or any other provision. No provision of this Lease may be waived by Landlord, except by an instrument in writing executed by Landlord. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act of Tenant, whether or not similar to the act so consented to or approved. No act or thing done by Landlord or Landlord’s agents during the Term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. Any payment by Tenant or receipt by Landlord of an amount less than the total amount then due hereunder shall be deemed to be in partial payment only thereof and not a waiver of the balance due or an accord and satisfaction, notwithstanding any statement or endorsement to the contrary on any check or any other instrument delivered concurrently therewith or in reference thereto. Accordingly, Landlord may accept any such amount and negotiate any such check without prejudice to Landlord’s right to recover all balances due and owing and to pursue its other rights against Tenant under this Lease, regardless of whether Landlord makes any notation on such instrument of payment or otherwise notifies Tenant that such acceptance or negotiation is without prejudice to Landlord’s rights.

ARTICLE 25

ESTOPPEL CERTIFICATE

Tenant shall, at any time and from time to time, upon not less than ten (10) business days’ prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying the following information, (but not limited to the following information in the event further information is requested by Landlord): (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as modified, is in full force and effect); (ii) the dates to which the rental and other charges are paid in advance, if any; (iii) the amount of Tenant’s security deposit, if any; and (iv) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, and no events or conditions then in existence which, with the passage of time or notice or both, would constitute a default on the part of Landlord hereunder, or specifying such defaults, events or conditions, if any are claimed. It is expressly understood and agreed that any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Real Property. Tenant’s failure to deliver such statement within such time shall constitute an admission by Tenant that all statements contained therein are true and correct.

Within thirty (30) days after written request from Tenant, Landlord will similarly execute an estoppel certificate: (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect), (ii) stating the dates to which the rental and other charges are paid in advance, if any, (iii) acknowledging that there are not, to Landlord’s knowledge, any uncured defaults on the part of Tenant hereunder, or specifying such defaults if any are claimed and (iv) setting forth such further information with respect to the status of this Lease or the Premises as may be reasonably requested thereon.

ARTICLE 26

LIABILITY OF LANDLORD

Notwithstanding anything in this Lease to the contrary, any remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder or any claim, cause of action or obligation, contractual, statutory or otherwise by Tenant against Landlord or the Landlord Parties concerning, arising out of or relating to any matter relating to this Lease and all of the covenants and conditions or any obligations, contractual, statutory, or otherwise set forth herein, shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in and to the Project. No other property or assets of Landlord or any Landlord Party shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, Landlord’s obligations to Tenant, whether contractual, statutory or otherwise, the relationship of Landlord and Tenant hereunder, or Tenant’s use or occupancy of the Premises.

ARTICLE 27

INABILITY TO PERFORM

This Lease and the obligations of both parties hereunder shall not be affected or impaired because a party obligated to perform is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of any prevention, delay or stoppage due to strikes, lockouts, acts of God, terrorism, evacuation or any other cause previously, or at such time, beyond the reasonable control of such party (collectively, a “Force Majeure”) and such party’s obligations under this Lease shall be suspended by any such Force Majeure; provided, however, that this Article 27 is not intended to, and shall not, (i) extend the time period for the payment of any monetary amounts due (including, without limitation, rent payments from Tenant) from either party to the other under this Lease nor relieve either party from their monetary obligations to the other under this Lease, or (ii) exercise, limit or delay Tenant’s obligation to vacate and surrender the Premises upon the expiration or earlier termination of this Lease.

ARTICLE 28

HAZARDOUS WASTE

(a)    Tenant shall not cause or permit any Hazardous Material (as defined in Section 28(c) below) to be brought, kept or used in or about the Project by Tenant, its agents, employees, contractors, or invitees. If the presence of any Hazardous Material on the Project caused or permitted by Tenant results in any contamination of the Project, then subject to the provisions of Articles 9, 10 and 11 hereof, Tenant shall promptly take all actions at its sole expense as are necessary to return the Project to the condition existing prior to the introduction of any such Hazardous Material and the contractors to be used by Tenant for such work must be approved by Landlord, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Project and so long as such actions do not materially interfere with the use and enjoyment of the Project by the other tenants thereof; provided however, Landlord shall also have the right, by written notice to Tenant, to directly undertake any such mitigation efforts with regard to Hazardous Materials in or about the Project due to Tenant’s breach of its obligations pursuant to this Section 28(a), and to charge Tenant, as Additional Rent, for the costs thereof.

(b)    Landlord acknowledges that it is not the intent of this Article 28 to prohibit Tenant from operating its business for the Permitted Use. Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord (i) a list identifying each type and quantity of Hazardous Material to be present at the Premises, (ii) a list of any and all approvals or permits from governmental authorities required in connection with the presence of such Hazardous Material at the Premises and (iii) correct and complete copies of notices of violations of Laws related to Hazardous Materials (collectively, “Hazardous Materials Documents”). No storage tanks shall be permitted. Tenant shall deliver to Landlord updated Hazardous Materials Documents, within fourteen (14) days after receipt of a written request therefor from Landlord, not more often than once per year, unless (1) there are any changes to the Hazardous Materials Documents or (2) Tenant initiates any Alterations or changes its business and such change or Alterations involve any material increase in the types or amounts of Hazardous Materials, in which case Tenant shall deliver updated Hazardous Materials Documents before or, if not practicable to do so before, as soon as reasonably practicable after the occurrence of the events above. The Hazardous Materials Documents shall include the following for each Hazardous Material listed: the chemical name, the material state (e.g., solid, liquid, gas or cryogen), the concentration, the storage amount and storage condition (e.g., in cabinets or not in cabinets), the use amount and use condition (e.g., open use or closed use), the location (e.g., room number or other identification) and if known, the chemical abstract service number. Landlord may, at Landlord’s expense, cause the Hazardous Materials Documents to be reviewed by a person or firm qualified to analyze Hazardous Materials to confirm compliance with the provisions of this Lease and with Laws. In the event that a review of the Hazardous Materials Documents indicates non-compliance with this Lease or Laws, Tenant shall, at its expense, diligently take steps to bring its storage and use of Hazardous Materials into compliance. Notwithstanding anything in this Lease to the contrary or Landlord’s review of Tenant’s Hazardous Materials Documents or Tenant’s use or disposal of Hazardous Materials, however, Landlord shall not have and expressly disclaims any liability related to Tenant’s use or disposal of Hazardous Materials, it being acknowledged by Tenant that Tenant is best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures. At any time, and from time to time, Landlord shall have the right to conduct appropriate tests of the Project or any portion thereof to determine whether Hazardous Materials are present or whether contamination has occurred due to the acts or omissions of Tenant, its agents, employees or contractors. Tenant shall pay all reasonable costs of such tests if such tests reveal that Hazardous Materials exist at the Project in violation of this Lease. Tenant represents and warrants to Landlord that is not nor has it been, in connection with the use, disposal or storage of Hazardous Materials, subject to a material enforcement order issued by any governmental authority or required to take any remedial action.

(c)    As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material, or waste which is or becomes regulated by any local governmental authority, the State of Washington or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) designated as a “Hazardous Substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317), (ii) defined as a “Hazardous Waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903), or (iii) defined as a “Hazardous Substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601).

(d)    As used herein, the term “Laws” means any applicable federal, state or local law, ordinance, or regulation relating to any Hazardous Material affecting the Project, including, without limitation, the laws, ordinances, and regulations referred to in Section 28(c) above.

(e)    Landlord shall, at no cost to Tenant (and not as an Operating Cost), remove or remediate any Hazardous Material which exist at the Project as of the date of this Lease to the extent required under applicable Laws. Subject to Tenant’s execution and delivery to Landlord of a commercially reasonable nondisclosure agreement, on or before the Commencement Date, Landlord shall deliver to Tenant a Phase I environmental site assessment for the Project.

ARTICLE 29

SURRENDER OF PREMISES; REMOVAL OF PROPERTY

(a)    The voluntary or other surrender of this Lease by Tenant to Landlord, or a mutual termination hereof, shall not work a merger, and shall at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies affecting the Premises.

(b)    Upon the expiration of the Term of this Lease, or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in good order and condition, reasonable wear and tear and repairs which are Landlord’s obligation excepted, and shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, all furniture, equipment, business and trade fixtures, free-standing cabinet work, moveable partitioning, telephone and data cabling and other articles of personal property in the Premises except to the extent (i) Landlord elects by notice to Tenant to exercise its option to have any subleases or subtenancies assigned to it, and/or (ii) Landlord elects by notice to Tenant not to require Tenant to remove any data cabling servicing the Premises (in which event Tenant shall pay to Landlord the estimated cost to be incurred by Landlord in connection with removing said data cabling) within three (3) business days following written demand therefor from Landlord. Tenant shall be responsible for the cost to repair all damage to the Premises resulting from the removal of any of such items from the Premises, provided that Landlord shall have the right to either (I) cause Tenant to perform said repair work, or (II) perform said repair work itself, at Tenant’s expense (with any such costs incurred by Landlord to be reimbursed by Tenant to Landlord within three (3) business days following written demand therefor from Landlord).

(c)    Whenever Landlord shall reenter the Premises as provided in Article 20 hereof, or as otherwise provided in this Lease, any property of Tenant not removed by Tenant upon the expiration of the Term of this Lease (or within forty-eight (48) hours after a termination by reason of Tenant’s default), as provided in this Lease, shall be considered abandoned and Landlord may remove any or all of such items and dispose of the same in any manner or store the same in a public warehouse or elsewhere for the account and at the expense and risk of Tenant, and if Tenant shall fail to pay the cost of storing any such property after it has been stored for a period of thirty (30) days or more, Landlord may sell any or all of such property at public or private sale, in such manner and at such times and places as Landlord, in its sole discretion, may deem proper, without notice to or demand upon Tenant, for the payment of all or any part of such charges or the removal of any such property, and shall apply the proceeds of such sale as follows: first, to the cost and expense of such sale, including reasonable attorneys’ fees and costs for services rendered; second, to the payment of the cost of or charges for storing any such property; third, to the payment of any other sums of money which may then or thereafter be due to Landlord from Tenant under any of the terms hereof; and fourth, the balance, if any, to Tenant.

(d)    Subject to Section 29(e) below, all fixtures, Tenant Improvements, Alterations and/or appurtenances attached to or built into the Premises prior to or during the Term, whether by Landlord or Tenant and whether at the expense of Landlord or Tenant, or of both, shall be and remain part of the Premises and shall not be removed by Tenant at the end of the Term unless otherwise expressly provided for in this Lease.

(e)    Notwithstanding anything to the contrary contained in this Lease, if any portion of the Premises is used as a laboratory (“Lab Space”), upon expiration or earlier termination of this Lease, Tenant shall remove all Tenant Improvements, Alterations, furniture, fixtures, equipment and other property from such Lab Space and return such space to Landlord in shell condition. Furthermore, at least thirty (30) days prior to Tenant’s surrender of possession of the Premises (or in the event of an earlier termination of this Lease, as soon as reasonably possible following such termination), Tenant shall provide Landlord with a facility decommissioning and Hazardous Materials closure plan for the Lab Space which complies with the American National Standards Institute’s Laboratory Decommissioning guidelines (ANSI/AIHA Z9.11-2008) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards) (“Exit Survey”) prepared by an independent third party state-certified professional with appropriate expertise, in a form reasonably acceptable to Landlord. The Exit Survey must confirm that the Lab Space is in a clean and safe condition and free and clear of any Hazardous Materials caused by Tenant or any Tenant Party. In addition, at least ten (10) days prior to Tenant’s surrender of possession of any Lab Space, Tenant shall (i) provide Landlord with written evidence of all appropriate governmental releases obtained by Tenant in accordance with Environmental Laws (e.g., decommissioning of any radioactive licenses) and relating to any Hazardous Materials used at the Premises, and (ii) conduct a site inspection with Landlord. Landlord may require that Tenant provide a Phase I Environmental Site Assessment for the Project upon Tenant’s surrender of the Premises in addition to the Exit Survey. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey (and Phase I as applicable) resulting from the acts or omissions of Tenant or the Tenant Parties in accordance with a remediation plan reasonably approved by Landlord. Tenant’s obligations under this Section 29(e) shall survive the expiration or earlier termination of this Lease.

ARTICLE 30

MISCELLANEOUS

(a) SEVERABILITY; ENTIRE AGREEMENT. ANY PROVISION OF THIS LEASE WHICH SHALL PROVE TO BE INVALID, VOID, OR ILLEGAL SHALL IN NO WAY AFFECT, IMPAIR OR INVALIDATE ANY OTHER PROVISION HEREOF AND SUCH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT. THIS LEASE AND THE EXHIBITS AND ANY ADDENDUM ATTACHED HERETO CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH REGARD TO TENANT’S OCCUPANCY OR USE OF ALL OR ANY PORTION OF THE PROJECT, AND NO PRIOR AGREEMENT OR UNDERSTANDING PERTAINING TO ANY SUCH MATTER SHALL BE EFFECTIVE FOR ANY PURPOSE. NO PROVISION OF THIS LEASE MAY BE AMENDED OR SUPPLEMENTED EXCEPT BY AN AGREEMENT IN WRITING SIGNED BY THE

PARTIES HERETO OR THEIR SUCCESSOR IN INTEREST. THE PARTIES AGREE THAT ANY DELETION OF LANGUAGE FROM THIS LEASE PRIOR TO ITS MUTUAL EXECUTION BY LANDLORD AND TENANT SHALL NOT BE CONSTRUED TO HAVE ANY PARTICULAR MEANING OR TO RAISE ANY PRESUMPTION, CANON OF CONSTRUCTION OR IMPLICATION INCLUDING, WITHOUT LIMITATION, ANY IMPLICATION THAT THE PARTIES INTENDED THEREBY TO STATE THE CONVERSE, OBVERSE OR OPPOSITE OF THE DELETED LANGUAGE.

(b)    Attorneys’ Fees; Waiver of Jury Trial.

(i)    In any action to enforce the terms of this Lease, including any suit by Landlord for the recovery of rent or possession of the Premises, the losing party shall pay the substantially prevailing party a reasonable sum for attorneys’ fees and costs in such suit and such attorneys’ fees and costs shall be deemed to have accrued prior to the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Tenant shall also reimburse Landlord for all costs incurred by Landlord in connection with enforcing its rights under this Lease against Tenant following a bankruptcy by Tenant or otherwise, including, without limitation, legal fees, experts’ fees and expenses, court costs and consulting fees.

(ii)    Should Landlord, without fault on Landlord’s part, be made a party to any litigation instituted by Tenant or by any third party against Tenant, or by or against any person holding under or using the Premises by license of Tenant, or for the foreclosure of any lien for labor or material furnished to or for Tenant or any such other person or otherwise arising out of or resulting from any act or transaction of Tenant or of any such other person, Tenant covenants to save and hold Landlord harmless from any judgment rendered against Landlord or the Premises or any part thereof and from all costs and expenses, including reasonable attorneys’ fees and costs incurred by Landlord in connection with such litigation.

(iii)    TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION SEEKING SPECIFIC PERFORMANCE OF ANY PROVISION OF THIS LEASE, FOR DAMAGES FOR ANY BREACH UNDER THIS LEASE, OR OTHERWISE FOR ENFORCEMENT OF ANY RIGHT OR REMEDY HEREUNDER.

(c)    Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease.

(d)    Headings; Joint and Several. The article headings contained in this Lease are for convenience only and do not in any way limit or amplify any term or provision hereof. The terms “Landlord” and “Tenant” as used herein shall include the plural as well as the singular, the neuter shall include the masculine and feminine genders and the obligations herein imposed upon Tenant shall be joint and several as to each of the persons, firms or corporations of which Tenant may be composed.

(e)    NO OPTION. THE SUBMISSION OF THIS LEASE BY LANDLORD, ITS AGENT OR REPRESENTATIVE FOR EXAMINATION OR EXECUTION BY TENANT DOES NOT CONSTITUTE AN OPTION OR OFFER TO LEASE THE PREMISES UPON THE TERMS AND CONDITIONS CONTAINED HEREIN OR A RESERVATION OF THE PREMISES IN FAVOR OF TENANT, IT BEING INTENDED HEREBY THAT THIS LEASE SHALL ONLY BECOME EFFECTIVE UPON THE EXECUTION HEREOF BY LANDLORD AND TENANT AND DELIVERY OF A FULLY EXECUTED LEASE TO TENANT.

(f)    Rules and Regulations. Tenant shall observe faithfully and comply strictly with the rules and regulations (“Rules and Regulations”) attached to this Lease as Exhibit “B” and made a part hereof, and such other Rules and Regulations as Landlord may from time to time reasonably adopt for the safety, care and cleanliness of the Project, the facilities thereof, or the preservation of good order therein; provided, however, no new Rules and Regulations shall materially diminish Tenant’s rights hereunder nor materially increase Tenant’s obligations hereunder. Landlord shall not be liable to Tenant for violation of any such Rules and Regulations, or for the breach of any covenant or condition in any lease by any other tenant in the Project. A waiver by Landlord of any Rule or Regulation for any other tenant shall not constitute nor be deemed a waiver of the Rule or Regulation for this Tenant.

(g)    Quiet Possession. Upon Tenant’s paying the Basic Rental, Additional Rent and other sums provided hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire Term hereof, subject to all of the provisions of this Lease.

(h)    Rent. All payments required to be made hereunder to Landlord shall be deemed to be rent, whether or not described as such.

(i)    Successors and Assigns. Subject to the provisions of Article 15 hereof, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

(j)    Notices. All notices or other communications between the parties shall be in writing and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee thereof if delivered in person, or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the parties at the following addresses:

If to Landlord:

BRE WA OFFICE OWNER LLC

c/o EQ Office

19191 South Vermont, Suite 100

Torrance, California 90502

Attn: Regional Finance Group - MLA

with copies to:

BRE WA OFFICE OWNER LLC

c/o EQ Office

3100 Bristol Street, Suite 200

Costa Mesa, California 92626

Attn: Managing Counsel

and:

BRE WA OFFICE OWNER LLC

c/o EQ Office

233 South Wacker Drive, Suite 4700

Chicago, Illinois 60606

Attn: Lease Administration

If to Tenant:

LYELL IMMUNOPHARMA, INC.

400 E. Jamie Ct., Suite 301

South San Francisco, CA 94080

Attn: Associate General Counsel

Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

(k)    Right of Landlord to Perform. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of rent. If Tenant shall fail to pay any sum of money, other than rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue beyond any applicable cure period set forth in this Lease, Landlord may, but shall not be obligated to, without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as is in this Lease provided. All sums so paid by Landlord and all reasonable incidental costs, together with interest thereon at the rate specified in Section 20(e) above from the date of such payment by Landlord, shall be payable to Landlord on demand and Tenant covenants to pay any such sums, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment of the rent.

(l)    Signing Authority. Tenant represents and warrants that the person signing on behalf of Tenant is duly authorized to execute and deliver this Lease on behalf of said entity. Landlord represents and warrants that the person signing on behalf of Landlord is duly authorized to execute and deliver this Lease on behalf of said entity.

(m)    Identification of Tenant. If Tenant constitutes more than one person or entity, (A) each of them shall be jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions and provisions of this Lease to be kept, observed and performed by Tenant, (B) the term “Tenant” as used in this Lease shall mean and include each of them jointly and severally, and (C) the act of or notice from, or notice or refund to, or the signature of, any one or more of them, with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons or entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or so given or received such notice or refund or so signed.

(n)    Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of Washington. No conflicts of law rules of any state or country (including, without limitation, Washington conflicts of law rules) shall be applied to result in the application of any substantive or procedural laws of any state or country other than Washington. All controversies, claims, actions or causes of action arising between the parties hereto and/or their respective successors and assigns, shall be brought, heard and adjudicated by the courts of the State of Washington, with venue in the county in which the Project is located. Each of the parties hereto hereby consents to personal jurisdiction by the courts of the State of Washington in connection with any such controversy, claim, action or cause of action, and each of the parties hereto consents to service of process by any means authorized by Washington law and consent to the enforcement of any judgment so obtained in the courts of the State of Washington on the same terms and conditions as if such controversy, claim, action or cause of action had been originally heard and adjudicated to a final judgment in such courts. Each of the parties hereto further acknowledges that the laws and courts of Washington were freely and voluntarily chosen to govern this Lease and to adjudicate any claims or disputes hereunder.

(o)    Office of Foreign Assets Control. Tenant certifies to Landlord that (i) Tenant is not entering into this Lease, nor acting, for or on behalf of any person or entity named as a terrorist or other banned or blocked person or entity pursuant to any law, order, rule or regulation of the United States Treasury Department or the Office of Foreign Assets Control and (ii) Tenant shall not assign this Lease or sublease to any such person or entity or anyone acting on behalf of any such person or entity. Landlord shall have the right to conduct all reasonable searches in order to ensure compliance with the foregoing. Tenant hereby agrees to indemnify, defend and hold Landlord and the Landlord Parties harmless from any and all claims arising from or related to any breach of the foregoing certification.

(p)    Financial Statements. Within ten (10) business days after Tenant’s receipt of Landlord’s written request, Tenant shall provide Landlord with Tenant’s most recent financial statements and, to the extent available, financial statements for the two (2) calendar or fiscal years (if Tenant’s fiscal year is other than a calendar year) prior to the most recent financial statements. Any such statements shall be prepared in accordance with generally accepted accounting principles and, if the normal practice of Tenant, shall be audited by an independent certified public accountant. Landlord agrees that any financial statements delivered to Landlord under this Section 30(p) shall, unless available in the public domain, constitute confidential information of Tenant (and Tenant may require Landlord to execute a commercially reasonable confidentiality agreement prior to delivery), provided Tenant acknowledges and agrees that such financial statements may be disclosed by Landlord to Landlord’s affiliates, attorneys, accountants and/or prospective lenders or purchasers so long as such parties agree to keep such information confidential.

(q)    Exhibits. The Exhibits attached hereto are incorporated herein by this reference as if fully set forth herein.

(r)    Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent (and not dependent) and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to set off of any of the rent or other amounts owing hereunder against Landlord.

(s)    Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.

(t)    Building C Lease. Landlord and Tenant acknowledge that concurrently with their execution and delivery of this Lease, they will be entering into a lease of Canyon Park East, Building C (the “Building C Premises”) located at 22028 26th Avenue SE, Bothell, Washington 98021 (the “Building C Lease”)

ARTICLE 31

OPTIONS TO EXTEND

(a)    Option Rights. Landlord hereby grants the Tenant named in this Lease (the “Original Tenant”) two (2) options (“Options”) to extend the Term for the entire Premises for a period of ninety (90) months each (“Option Terms”), which Options shall be exercisable only by written notice delivered by Tenant to Landlord as set forth below. The rights contained in this Article 31 shall be personal to the Original Tenant or to an Affiliated Assignee of the same, and may only be exercised by the Original Tenant or an Affiliated Assignee of the same (and not any assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant or such Affiliated Assignee occupies at least 75% of the Premises as of the date of Tenant’s Acceptance (as defined in Section 31(c) below). In no event may Tenant exercise the second (2nd) Option unless the initial Term has been previously extended for the first (1st) Option Term.

(b)    Option Rent. The rent payable by Tenant during the Option Terms (“Option Rent”) shall be equal to the “Market Rent” (defined below), but in no event shall the Option Rent be less than Tenant is paying under the Lease on the month immediately preceding the Option Term for Monthly Basic Rental, including all escalations, Direct Costs, additional rent and other charges. “Market Rent” shall mean the applicable Monthly Basic Rental, including all escalations, Direct Costs, additional rent and other charges at which tenants, as of the commencement of the Option Term, are entering into leases for non-sublease space which is not encumbered by expansion rights and which is comparable in size, location and quality to the Premises in renewal transactions, for a term comparable to the Option Term, which comparable space is located in buildings comparable to the Project in Bothell, Washington. The Market Rent shall take into consideration the value of the existing improvements in the Premises to Tenant, as compared to the value of the existing improvements in such comparable space; provided, however, that any Improvements installed by Tenant in the Premises shall not be taken into consideration in determining the Market Rent except that Landlord’s contribution toward the costs of such Improvements shall be taken into consideration in the determination of Market Rent.

(c)    Exercise of Options. The Options shall be exercised by Tenant only in the following manner: (i) Tenant shall not be in default under this Lease on the delivery date of the Interest Notice and Tenant’s Acceptance; (ii) Tenant shall deliver written notice (“Interest Notice”) to Landlord not more than fifteen (15) months nor less than twelve (12) months prior to the expiration of the initial Term (or first Option Term, as applicable), stating that Tenant is interested in exercising the Option; (iii) within twenty (20) business days of Landlord’s receipt of Tenant’s written notice, Landlord shall deliver notice (“Option Rent Notice”) to Tenant setting forth the Option Rent; and (iv) if Tenant desires to exercise such Option, Tenant shall provide Landlord written notice within twenty (20) business days after receipt of the Option Rent Notice (“Tenant’s Acceptance”) and upon, and concurrent with such exercise, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice. Tenant’s failure to deliver the Interest Notice or Tenant’s Acceptance on or before the dates specified above shall be deemed to constitute Tenant’s election not to exercise the Option. If Tenant timely and properly exercises its Option, the initial Term (or first Option Term, as applicable) shall be extended for the Option Term upon all of the terms and conditions set forth in this Lease, except that the rent for the Option Term shall be as indicated in the Option Rent Notice unless Tenant, concurrently with Tenant’s Acceptance, objects to the Option Rent contained in the Option Rent Notice, in which case the parties shall follow the procedure and the Option Rent shall be determined, as set forth in Section 31 (d) below.

(d)    Determination of Market Rent. If Tenant timely and appropriately objects to the Market Rent in Tenant’s Acceptance, Landlord and Tenant shall attempt to agree upon the Market Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s Acceptance (“Outside Agreement Date”), then each party shall make a separate determination of the Market Rent which shall be simultaneously submitted to each other and to arbitration in accordance with the following items (i) through (vii):

(i)    Landlord and Tenant shall each appoint, within ten (10) days of the Outside Agreement Date, one arbitrator who shall by profession be a current real estate broker or appraiser of comparable commercial properties in the immediate vicinity of the Project, and who has been active in such field over the last ten (10) years. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rent is the closest to the actual Market Rent as determined by the arbitrators, taking into account the requirements of item (b), above (i.e., the arbitrators may only select Landlord’s or Tenant’s determination of Market Rent and shall not be entitled to make a compromise determination).

(ii)    The two (2) arbitrators so appointed shall within five (5) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators, except that the third (3rd) arbitrator shall not have represented Landlord or Tenant within the previous ten (10) years.

(iii)    The three (3) arbitrators shall within fifteen (15) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Market Rent, and shall notify Landlord and Tenant thereof.

(iv)    The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

(v)    If either Landlord or Tenant fails to appoint an arbitrator within ten (10) days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

(vi)    If the two (2) arbitrators fail to agree upon and appoint a third (3rd) arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third (3rd) arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this item (d).

(vii)    The cost of arbitration shall be paid by Landlord and Tenant equally.

ARTICLE 32

SIGNAGE

Subject to this Article 32, Tenant shall be entitled to install, at its sole cost and expense, signage with Tenant’s name on an exterior facade of the Project (“Signage”). The graphics, materials, size, color, design, lettering, lighting (if any), specifications and exact location of the Signage (collectively, the “Signage Specifications”) shall be subject to the prior written approval of Landlord. In addition, the Signage and all Signage Specifications therefore shall be subject to Tenant’s receipt of all required governmental permits and approvals, shall be subject to all applicable governmental laws and ordinances, and all covenants, conditions and restrictions affecting the Project. Landlord shall cooperate with Tenant (at no additional cost to Landlord) to secure any such required governmental permits and approvals. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of the Signage and/or the Signage Specifications therefor, Landlord has made no representations or warranty to Tenant with respect to the probability of obtaining such approvals and permits. In the event Tenant does not receive the necessary permits and approvals for the Signage, Tenant’s and Landlord’s rights and obligations under the remaining provisions of this Lease shall not be affected. The cost of installation of the Signage, as well as all costs of design and construction of such Signage and all other costs associated with such Signage, including, without limitation, permits, maintenance and repair, shall be the sole responsibility of Tenant. The rights to the Signage shall be personal to the Original Tenant and any assignee or subtenant of the entire Premises and may not otherwise be transferred. Should the Signage require maintenance or repairs as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide written notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant’s sole cost and expense, or at Tenant’s election, Tenant may request Landlord to perform such repairs and/or maintenance, and Tenant shall reimburse Landlord for the cost of such work within thirty (30) days after Tenant’s receipt of an invoice therefor together with reasonable supporting documentation. Should Tenant fail to perform such maintenance and repairs within the period described in the immediately preceding sentence, following notice to Tenant,

Landlord shall have the right to cause such work to be performed and to charge Tenant, as Additional Rent, for the cost of such work. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, cause the Signage to be removed from the exterior of the Project and shall cause the exterior of the Project to be restored to the condition existing prior to the placement of such Signage (reasonable wear and tear excepted). If Tenant fails to remove such Signage and to restore the exterior of the Project as provided in the immediately preceding sentence within thirty (30) days following the expiration or earlier termination of this Lease, then Landlord may perform such work, and all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant’s receipt of invoice therefor together with reasonable supporting evidence. The immediately preceding sentence shall survive the expiration or earlier termination of this Lease.

IN WITNESS WHEREOF, the parties have executed this Lease, consisting of the foregoing provisions and Articles, including all exhibits and other attachments referenced therein, as of the date first above written.

“LANDLORD”	BRE WA OFFICE OWNER LLC, a Delaware limited liability company

	By:	/s/ Charles Hobey
	Print Name:	Charles Hobey
	Title:	Authorized Signatory

“TENANT”	LYELL IMMUNOPHARMA, INC., a Delaware corporation

	By:	/s/ Richard Klausner
	Print Name:	Richard Klausner
	Title:	CEO

CALIFORNIA ALL-PURPOSE ACKNOWLEDGMENT	CIVIL CODE § 1189

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California	}
Country of Los Angeles

On August 28, 2019 before me, Marlene E. Gomez, Notary
Date	Here Insert Name and Title of the Officer

personally appeared Charles Hobey
Name(s) of Signer(s)
,

who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct. WITNESS my hand and official seal.

	Signature	/s/ Marlene Gomez
Place Notary Seal and/or Stamp Above		Signature of Notary Public

OPTIONAL

Completing this information can deter alteration of the document or fraudulent reattachment of this form to an unintended document.

Description of Attached Document

Title or Type of Document:

Document Date: Number of Pages:

Signer(s) Other Than Named Above:

Capacity(ies) Claimed by Signer(s)
Signer’s Name:		Signer’s Name:
☐ Corporate Officer - Title(s):		☐ Corporate Officer - Title(s):
☐ Partner - ☐ Limited	☐ General	☐ Partner – ☐ Limited	☐ General
☐ Individual	☐ Attorney in Fact	☐ Individual	☐ Attorney in Fact
☐ Trustee	☐ Guardian of Conservator	☐ Trustee	☐ Guardian of Conservator
☐ Other:		☐ Other:
Signer is Representing:		Signer is Representing:

©2017 National Notary Association

STATE OF WASHINGTON	)
)
COUNTY OF King	)

I certify that I know or have satisfactory evidence that Richard Klausner is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute the instrument and acknowledged it as the CEO of Lyell Immunopharma to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Dated: 8/23/19

(Seal or stamp)

/s/ Jade Rice
(Signature)
Jade Rice
(Name legibly printed or stamped)

Notary Public in and for the State of Washington

residing at Seattle, WA

My appointment expires 4/23/21

EXHIBIT “A”

PREMISES

This Exhibit “A” is provided for informational purposes only and is intended to be only an approximation of the layout of the Premises and shall not be deemed to constitute any representation by Landlord as to the exact layout or configuration of the Premises.

EXHIBIT “A”

1

EXHIBIT “A-1”

LEGAL DESCRIPTION OF PROPERTY

TRACT 29E OF BINDING SITE PLAN RECORDED JANUARY 20, 1993 UNDER RECORDING NO. 9301205003, BEING A PORTION OF SECTION 29, TOWNSHIP 27 NORTH, RANGE 5 EAST, W.M., IN SNOHOMISH COUNTY, WASHINGTON.

EXHIBIT “A-1”

1

EXHIBIT “B”

RULES AND REGULATIONS

1.    No sign, advertisement or notice shall be displayed, printed or affixed on or to the Premises or to the outside or inside of the Project so as to be visible from outside the Project without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord shall have the right to remove any non-approved sign, advertisement or notice which is visible from outside the Project, upon notice to and at the expense of Tenant, and Landlord shall not be liable in damages for such removal.

2.    The sidewalks and entrances of the Project shall not be obstructed by Tenant or used for any purpose other than for ingress and egress from Tenant’s Premises.

3.    Toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein.

4.    Tenant shall keep any kerosene, gasoline or other inflammable, explosive or combustible fluid or material utilized or stored in the Premises in fire proof lockers and shall provide MSDS sheets to Landlord regarding any such explosive or combustible fluid or material in accordance with Article 28 of the Lease.

5.    Any blinds, shades, awnings or screens installed in the Premises which are visible from the exterior of the Project shall be subject to prior review and approval by Landlord.

6.    Tenant shall cooperate with Landlord in obtaining maximum effectiveness of the cooling system by closing window coverings when the sun’s rays fall directly on windows of the Premises. Tenant shall not obstruct, alter, or in any way impair the efficient operation of the heating, ventilating and air-conditioning system. Tenant shall participate in recycling programs undertaken by Landlord as part of Landlord’s sustainability practices including, without limitation, the sorting and separation of its trash and recycling into such categories as required by such sustainability practices.

7.    Tenant shall not, without Landlord’s prior written consent, occupy or permit any portion of the Premises to be occupied or used for the manufacture or sale of liquor or tobacco in any form, or a barber or manicure shop, or as an employment bureau. The Premises shall not be used for lodging or sleeping or for any improper, objectionable or immoral purpose. No auction shall be conducted on the Premises.

8.    Tenant shall not make, or permit to be made, any unseemly or disturbing noises, or disturb or interfere with neighboring buildings or premises or those having business with it by the use of any musical instrument, radio, phonographs or unusual noise, or in any other way.

9.    No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises, and no cooking shall be done or permitted by any tenant in the Premises, except that the preparation of coffee, tea, hot chocolate and similar items for tenants, their employees and visitors shall be permitted. No tenant shall cause or permit any unusual or objectionable odors to be produced in or permeate from or throughout the Premises. The foregoing notwithstanding, Tenant shall have the right to use a microwave and to heat microwavable items typically heated in an office. No hot plates, toasters, toaster ovens or similar open element cooking apparatus shall be permitted in the Premises.

10.    No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made in existing locks or the mechanisms thereof unless Landlord is first notified thereof, gives written approval, and is furnished a key therefor. Each tenant must, upon the termination of his tenancy, give to Landlord all keys and key cards of stores, offices, or toilets or toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys so furnished, such tenant shall pay Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change. If more than two keys for one lock are desired, Landlord will provide them upon payment therefor by Tenant. Tenant shall not key or re-key any locks. All locks shall be keyed by Landlord’s locksmith only.

EXHIBIT “B”

1

11.    Canvassing, soliciting and peddling in the Development are prohibited and each tenant shall cooperate to prevent the same.

12.    Parking.

(a)    Subject to Landlord’s reasonable security requirements, repairs made by Landlord to the Project and Articles 16 and 18 of the Lease, Tenant shall have access to the Project parking facility twenty-four (24) hours per day, seven (7) days per week throughout the Term.

(b)    Automobiles must be parked entirely within the stall lines on the floor.

(c)    All directional signs and arrows must be observed.

(d)    The speed limit shall be 5 miles per hour.

(e)    Parking is prohibited in areas not striped for parking.

(f)    Landlord (and its operator) may refuse to permit any person who violates the within rules to park in the Project parking facility, and any violation of the rules shall subject the automobile to removal from the Project parking facility at the parker’s expense.

(g)    Project parking facility managers or attendants are not authorized to make or allow any exceptions to these Rules and Regulations.

(h)    All responsibility for any loss or damage to automobiles or any personal property therein is assumed by the parker.

(i)    The parking facilities are for the sole purpose of parking one automobile per space. Washing, waxing, cleaning or servicing of any vehicles by the parker or his agents is prohibited.

(j)    Landlord (and its operator) reserves the right to refuse the issuance of monthly stickers or other parking identification devices to any Tenant and/or its employees who refuse to comply with the above Rules and Regulations and all City, State or Federal ordinances, laws or agreements.

(k)    Tenant agrees to acquaint all employees with these Rules and Regulations.

(l)    No vehicle shall be stored in the Project parking facility for a period of more than one (1) week.

13.    The Project is a non-smoking Project, Smoking or carrying lighted cigars or cigarettes in the Premises or the Project, including the elevators in the Project, is prohibited.

14.    Tenant shall not, without Landlord’s prior written consent (which consent may be granted or withheld in Landlord’s absolute discretion), allow any employee or agent to carry any type of gun or other firearm in or about the Project.

EXHIBIT “B”

2

EXHIBIT “C”

NOTICE OF TERM DATES

AND TENANT’S PROPORTIONATE SHARE

TO:	DATE:

RE:	Lease dated , 20 , between
(“Landlord”), and
(“Tenant”), concerning Suite , located at

Ladies and Gentlemen:

In accordance with the Lease, Landlord wishes to advise and/or confirm the following:

1.    That the Premises have been accepted herewith by the Tenant as being substantially complete in accordance with the Lease and that there is no deficiency in construction.

2.    That the Tenant has taken possession of the Premises and acknowledges that under

the provisions of the Lease the Term of said Lease shall commence as of                     for a term

of                    ending on                    .

3.    That in accordance with the Lease, Basic Rental commenced to accrue on

4.    If the Commencement Date of the Lease is other than the first day of the month, the first billing will contain a prorata adjustment. Each billing thereafter shall be for the full amount of the monthly installment as provided for in said Lease.

5.    Rent is due and payable in advance on the first day of each and every month during the Term of said Lease. Your rent checks should be made payable to                      at                    .

6.    The exact number of rentable square feet within the Premises is                      square feet.

7.    Tenant’s Proportionate Share, as adjusted based upon the exact number of rentable square feet within the Premises is 100%.

AGREED AND ACCEPTED:

TENANT:

,

a

By:

Its:

EXHIBIT “C”

1

EXHIBIT “D”

TENANT WORK LETTER

(Lyell ImmunoPharma, Inc.)

This Tenant Work Letter shall set forth the terms and conditions relating to the renovation of the tenant improvements in the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise.

SECTION 1

LANDLORD’S INITIAL CONSTRUCTION IN THE PREMISES

Landlord has constructed, at its sole cost and expense, the base, shell and core of the Premises (the “Base, Shell and Core”). Tenant has inspected and hereby approves the condition of the Premises and the Base, Shell and Core, and agrees that the Premises and the Base, Shell and Core shall be delivered to Tenant in their current “as-is” condition. The renovations to the improvements in the Premises shall be designed and constructed pursuant to this Tenant Work Letter.

SECTION 2

IMPROVEMENTS

2.1    Improvement Allowance. Tenant shall be entitled to a one-time allowance (the “Improvement Allowance”) in the amount of $653,300.00 (based on $23.50 per rentable square foot of the Premises) for the costs of design and construction of Tenant’s improvements which are permanently affixed to the Premises (the “Improvements”) and the other Improvement Allowance Items described in Section 2.2 below. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Improvement Allowance and in no event shall Tenant be entitled to any credit for any portion of the Improvement Allowance not used by Tenant by December 31, 2020.

2.2    Disbursement of the Allowances. The Improvement Allowance shall be disbursed by Landlord pursuant to Landlord’s disbursement process provided below. The Improvement Allowance may be used for costs related to the construction of the Improvements and for the following items and costs (collectively, the “Improvement Allowance Items”): (i) payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter (which may be incurred with respect to specialty Improvements or Improvements that present unique engineering issues); (ii) the cost of permits and construction supervision fees; (iii) the cost of any changes in the Base, Shell and Core required by the Construction Drawings; and (iv) the cost of any changes to the Construction Drawings or Improvements required by applicable building codes (the “Code”). However, Landlord shall not charge a fee for supervision, coordination, profit or overhead. During the construction of the Improvements, Landlord shall make monthly disbursements of the Improvement Allowance for the items described in Section 2.1 above and shall authorize the release of monies for the benefit of Tenant as follows.

2.2.1    Monthly Disbursements. Not more often than once a month during the construction of the Improvements, Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Premises; (iii) executed conditional mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of Washington law; and (iv) all other information necessary to confirm payment by Tenant of the costs of the Improvements and/or compliance of the work with the “Approved Working Drawings” (as defined in Section 3.4 below), as reasonably requested by Landlord. Thereafter, Landlord shall deliver a

EXHIBIT “D”

1

check in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings,” as that term is defined in Section 3.4 below, or due to any substandard work, or for failure of Tenant to pay the amount due for the work. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2    Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable to Tenant shall be delivered by Landlord to Tenant following the completion of construction of the Premises, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with Washington law from all parties supplying labor or materials for the construction of the Improvements in an amount in excess of $10,000.00, (ii) Landlord has determined that no substandard work exists which adversely affects (a) the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Project (as such utilities and systems are contemplated in the Approved Working Drawings), (b) the curtain wall of the Project, or (c) the structure of the Project and (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Improvements in the Premises has been substantially completed.

2.2.3    Other Terms. Landlord shall only be obligated to make disbursements from the Improvement Allowance to the extent costs are incurred by Tenant for the items described in Section 2.1 above. All Improvements shall be deemed Landlord’s property. If the total estimated cost of Improvement Allowance Items exceeds the Improvement Allowance, Tenant shall be required to first fund such excess prior to the commencement of Landlord’s obligation to fund the Improvement Allowance and Landlord may require reasonable evidence that Tenant has funded such excess prior to Landlord’s disbursement of the Improvement Allowance.

SECTIONS 3

CONSTRUCTION DRAWINGS

3.1    Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner reasonably approved by Landlord (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. The following architects/space planners are pre-approved by Landlord; SABArchitects, Perkins+Will, Flad Architects, and CRB Engineers. Tenant shall also retain engineering consultants reasonably approved by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC and life safety work of the Improvements. The following engineering consultants are pre-approved: Affiliated Engineers Inc. (AEI), DCI Engineers, KPFF, Fisher Marantz Stone, JGL Acoustics, Santec, Integrated Engineering Services, and Occupational Services Inc. (OSI). Tenant shall require the Engineers to determine that Tenant’s contemplated Improvements and equipment will not exceed the floor load of the Premises. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications as reasonably determined by Landlord, and shall be subject to Landlord’s reasonable approval. Notwithstanding the foregoing or anything to the contrary contained the Lease or this Tenant Work Letter, the “Core TI Components” referenced in Schedule 1 to this Tenant Work Letter attached hereto and incorporated herein, are approved by Landlord and, without limitation, Landlord shall not reject Construction Drawings or portions thereof which are generally consistent with, or logical evolutions or refinements of, the Core TI Components. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

EXHIBIT “D”

2

3.2    Space Plan. Tenant and the Architect shall prepare the space plan for Improvements in the Premises (collectively, the “Space Plan”), which Space Plan shall include a preliminary layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver a copy of the Space Plan to Landlord. Landlord shall have the right to review and approve or reasonably disapprove any elements in the Space Plan that are not consistent with, or logical evolutions or refinements of, either the approved Construction Drawings or the Core TI Components; provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.

3.3    Working Drawings. Upon receipt of Landlord’s approval of the Final Space Plan, Tenant shall cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Working Drawings”) and shall deliver a copy of the Working Drawings to Landlord. Landlord shall have the right to review and approve or reasonably disapprove any elements of the Working Drawings that are not consistent with, or logical evolutions or refinements of, either the approved Space Plan or the Core TI Components; provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.

3.4    Permits. The approved Working Drawings shall be delivered to Landlord (the “Approved Working Drawings”) prior to the commencement of the construction of the Improvements. Tenant shall cause the Architect to immediately submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Improvements (the “Permits”). At the written request of Tenant, Landlord shall offer reasonable cooperation with Tenant’s permitting efforts, provided the same does not create any liability for Landlord and that reasonable third-party expenses incurred by Landlord in connection therewith (if any) are reimbursed promptly by Tenant after demand from Landlord. No changes, modifications or alterations in the Approved Working Drawings that represent material changes, not consistent with, or logical extensions or refinements of, the elements in plans previously approved by Landlord (or for which no approval was required) or the Core TI Components, may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

4.1    Contractor. A general contractor shall be retained by the Tenant to construct the Improvements. Such general contractor (“Contractor”) shall be selected by the Tenant and reasonably approved by Landlord. The following general contractors are pre-approved by Landlord: BNBuilders, Skanska, Lease Crutcher Lewis, and DPR.

4.2    Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by the Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be reasonably approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. If Landlord does not approve any of the Tenant’s proposed subcontractors, laborers, materialmen or suppliers, the Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written reasonable approval.

4.3    Construction of Improvements by Contractor. The Tenant shall independently retain, in accordance with Section 4.1 above, Contractor to construct the Improvements in accordance with the Approved Working Drawings. Tenant, the Contractor and all of Tenant’s Agents shall abide by Landlord’s construction rules and regulations.

EXHIBIT “D”

3

4.4    Indemnification & Insurance.

4.4.1    Indemnity. Tenant’s indemnity of Landlord as set forth in Article 13 of the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Tenant’s design and construction of the Improvements.

4.4.2    Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. All such warranties or guarantees as to materials or workmanship of or with respect to the Improvements shall be contained in the contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either; provided, however, that Landlord agrees not to enforce any such guarantees and warranties unless the Lease has been terminated due to an Event of Default. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.4.3    Insurance Requirements.

4.4.3.1    General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in Article 14 of this Lease.

4.4.3.2    Special Coverages. Prior to commencement of construction, Tenant shall provide Landlord with a copy of the “Builder’s All Risk” insurance policy covering the construction of the Improvements. Prior to commencement of construction, Tenant shall provide Landlord with a copy of the Tenant’s construction contract with the Contractor and a certificate of Tenant’s Builders All-Risk coverage.

4.4.3.3    General Terms. Certificates for all insurance carried pursuant to this Section 4.4.3 shall be delivered to Landlord before the commencement of construction of the Improvements and before the Contractor’s equipment is moved onto the site. In the event that the Improvements are damaged by any cause during the course of the construction thereof, Tenant shall repair the same at no cost and expense to Landlord.

SECTION 5

MISCELLANEOUS

5.1    Tenant’s Representative. The Tenant has designated Geoff Quinn and Eric Westover as its representatives with respect to the matters set forth in this Tenant Work Letter, each of whom, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2    Landlord’s Representative. Landlord has designated Lisa Foyston as its representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to the Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3    Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.

EXHIBIT “D”

4

SCHEDULE 1 TO TENANT WORK LETTER

CORE TI COMPONENTS

Tenant improvements, at a minimum, are expected to include the following scope*:

•

Comprehensive utility infrastructure upgrade including; new air handlers, chillers, boilers, exhaust fans, and associated HVAC equipment, new emergency generators, UPS’s, and switchgear, bulk LN2 and compressed gas manifolds and distribution, and new central building management system (BMS).

•	Installation of internal mezzanines/platforms required to support installation of new utilities, including all necessary structural modifications to existing slab and/or structure.

•	Buildout of cleanrooms and support spaces necessary to conduct Lyell’s manufacturing operations, including lockers, corridors, airlocks, and processing suites.

•	Buildout of testing and development laboratories.

•	Buildout of warehousing, shipping/receiving, and storage areas, including any necessary cold rooms, warm rooms, and controlled environments

•	Buildout of office and administration spaces, including conference rooms, lobbies, break rooms, and lounges.

•	Installation of security system(s), including access control and badging, CCTV/security cameras, and alarms.

*

As indicated in Section 9(e) of the Lease, Landlord will specify, at the time of Landlord’s consent to Working Drawings, which items must be removed by Tenant from the Premises upon the expiration or earlier termination of the Lease.

SCHEDULE 1 TO TENANT WORK LETTER

1

EXHIBIT “E”

PARKING STALLS

EXHIBIT “E”

1